UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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TTM TECHNOLOGIES, INC.
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TTM Technologies

2020 Annual Meeting and Proxy Statement

May 7, 2020

Inspiring Innovation

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 30, 2019, which we refer to in this proxy statement as the 2019 Form 10-K.

Annual Meeting Information

Date & Time	Location	Record Date

Thursday, May 7, 2020	TTM Company Headquarters	Record holders as of
8:30 a.m. Pacific Time (The doors will open at 8:00 a.m. Pacific Time)	200 East Sandpointe, Suite 400 Santa Ana, California 92707	March 9, 2020 are entitled to Notice of, and to vote at, the Annual Meeting

The Company is monitoring the situation with COVID-19 (Coronavirus), and in the interest of health and safety, we may hold our meeting solely by means of remote communication. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy materials.

Summary of Matters to be Voted Upon at the Annual Meeting

Proposal No.	Description of Proposals	Required Vote for Approval	TTM Board’s Recommendation

1	To elect Kenton K. Alder, Julie S. England and Philip G. Franklin to serve as class II directors For more information, see page 5	For each director, a majority of the votes cast	FOR Each Nominee	✓

2	To approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “Plan”) For more information, see page 50	Majority of shares present and entitled to vote	FOR	✓

3	To approve, on an advisory basis, the compensation of our named executive officers For more information, see page 56	Majority of shares present and entitled to vote	FOR	✓

4	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers For more information, see page 57	The frequency of future advisory votes on compensation of our named executive officers will be determined by the highest number of votes cast for option of one year, two years or three years.	ONE YEAR	✓

5	To ratify the appointment of KPMG LLP as the independent registered public accounting firm For more information, see page 57.	Majority of shares present and entitled to vote	FOR	✓

TTM TECHNOLOGIES, INC.	i

A Letter from our Chairman of the Board and our CEO

Robert E. Klatell, Chairman of the Board	Thomas T. Edman, President and Chief Executive Officer

Dear Fellow Stockholders,

It is a pleasure to invite all TTM Technologies, Inc. stockholders to our 2020 Annual Meeting of Stockholders. We hope you can join us on May 7, 2020, at 8:30 a.m. at our Company Headquarters at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

2019 was a challenging and transitional year for TTM. While our aerospace and defense business was strong, our commercial end markets were weak which put pressure on revenues and profits. Despite these dynamics, we were able to grow cash flow year on year and took strategic actions that we expect will strengthen our company in the longer term. We completed the acquisition of the assets and technology of i3 Electronics, Inc. (“i3”) in November 2019. The i3 assets and technology provide us with key future growth opportunities for advanced applications in the defense and commercial markets, with the ultimate goal of providing differentiated technical support and value for our customers. To capitalize on the i3 acquisition, we opened an engineering center in Binghamton, New York and established a high tech manufacturing facility in Chippewa Falls, Wisconsin to integrate the acquired technology. We believe these new facilities, as well as the the new i3 engineering talent and assets in these facilities, will strengthen our advanced PCB technology capabilities and extend our patent portfolio for emerging applications for the aerospace and defense and high end commercial markets. In addition, we recently announced that we entered into an agreement for the sale of our Mobility Business Unit comprised of four manufacturing facilities in China. The sale of the seasonal and volatile Mobility Business Unit is in line with our strategy to focus on longer cycle and more stable product offerings while providing us with better balance sheet flexibility to strategically grow our business and build on our existing technology portfolio and offerings to our customers.

The three core pillars of TTM’s strategic vision are diversification, differentiation and discipline. We believe we have effectively diversified our business by currently focusing our strengths in six end markets. To align with our vision, we have simplified the TTM Mission Statement by concentrating on differentiation to make it clear to our employees and customers that we are taking concrete actions to better realize the potential of our business portfolio. We plan to continue to pursue a disciplined focus on those businesses which tap into the two key aspects of our differentiation: (i) our global footprint capabilities and (ii) the breadth and depth of our technical capabilities.

In addition, our Board believes that TTM’s focus on corporate responsibility creates value for the company, the stockholders and other stakeholders by identifying ways for technology to benefit the environment and society while helping us mitigate risks and reduce costs. To emphasize this focus, we have included a disclosure for the first time in this year’s proxy statement on our environmental, social and governance (“ESG”) initiatives and policies.

We encourage you to carefully review this year’s notice and proxy statement, which contain important information about proxy voting and the business to be conducted at the meeting, in addition to highlighting TTM’s 2019 financial performance.

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Thank you for your continued support of TTM Technologies. We look forward to seeing you at the meeting.

Sincerely,

Robert E. Klatell	Thomas T. Edman
Chairman of the Board	President and Chief Executive Officer

TTM TECHNOLOGIES, INC.	iii

About TTM

TTM Technologies, Inc. is a leading technology solutions provider and a preeminent technology solutions company. We strive to generate industry leading growth and profitability, driven by empowered employees, with an unwavering value system. We are a leading competitor in the printed circuit board industry, with significant market presence in each of our end market segments. TTM also designs and develops radio frequency components and sub-assemblies using our own engineering talent and intellectual property.

TTM generated $2.69B in revenue in 2019, with 29 manufacturing facilities, located in North America and China. TTM continues to focus on growing faster than the industry in those submarkets that are strategic to TTM’s business model. TTM has established a global, customer-focused organization within each business unit chartered to become experts in their markets, strengthen existing customer relationships and develop new customers in growing areas of each market.

TTM has an operational team that has delivered solid financial results and has established a focus on developing leading edge technology positions, integrated supply chain management and burgeoning best practice sharing which form the foundation for future margin improvement. In addition, TTM currently serves six end markets which are: 1) Aerospace and Defense; 2) Automotive, Medical, Industrial and Instrumentation; 3) Communication and Computing; 4) Mobility; 5) Wireless and 6) Electro-Mechanical Solutions. Recently, TTM announced it has entered into an agreement to divest its mobility business unit comprised of four manufacturing facilities in China.

TTM has a global IT infrastructure, data warehouse and enterprise resource planning strategy in place to effectively connect otherwise disparate legacy processes and systems. TTM is aggressively striving to prevent successful cybersecurity attacks and to ingrain security into the DNA of the company. TTM is also actively implementing National Institute of Standards and Technology protocols and diligently protecting the security requirements of our Aerospace and Defense customers.

Our Vision

Inspiring innovation as the preeminent technology solutions company, aspiring to industry leading growth and profitability, driven by empowered employees, with an unwavering value system.

Our Mission

Deliver superior value, growth and profit by providing customers with market leading, differentiated solutions and an extraordinary customer experience.

Our Strategy

•

TTM’s intention is to be opportunistic and to partner with the right customers in an industry projecting moderate growth and increasing competition. Our strategy is to provide value through intense focus in three areas:

•	Investment: Enhancing TTM’s overall value proposition to inspire innovation for our customers with disciplined investment in differentiated capabilities and business processes;

•	Performance: Leading our industry in customer experience, operational and engineering excellence and financial performance; and

•	Appeal: Improving and communicating the elements that make TTM a desirable employer and attracting, retaining and developing outstanding talent.

•

The foundation of TTM’s strategic vision is its corporate culture and its way of doing business with integrity, teamwork, clear communication, and performance excellence. We encourage our employees to always do the right thing and demonstrate the importance we place on these values by providing ethics training to employees every year.

TTM TECHNOLOGIES, INC.	iv

TTM TECHNOLOGIES, INC.

200 East Sandpointe, Suite 400

Santa Ana, CA 92707

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2020

The 2020 annual meeting of stockholders of TTM Technologies, Inc. will be held at 8:30 a.m., local time, on Thursday, May 7, 2020, at our corporate offices located at 200 East Sandpointe, Suite 400, Santa Ana, CA 92707, for the following purposes:

1.	to elect three class II directors, consisting of Kenton K. Alder, Julie S. England and Philip G. Franklin, to serve for a term expiring in 2023;

2.	to approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan;

3.	to hold an advisory, non-binding vote on the compensation of our named executive officers;

4.	to hold an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers;

5.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for TTM Technologies, Inc. for the fiscal year ending December 28, 2020; and

6.	to consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

The Company is monitoring the situation with COVID-19 (Coronavirus), and in the interest of health and safety, we may hold our meeting solely by means of remote communication. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy materials.

We are pleased to this year again take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on March 9, 2020 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares via the Internet by following the instructions in this proxy statement. Of course, if you received a paper copy of this proxy statement you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors
Santa Ana, California
March 27, 2020	Daniel J. Weber, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2020

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at www.ttm.com/stockholdersmeeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

TTM TECHNOLOGIES, INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, May 7, 2020, beginning at 8:30 a.m., local time, at our corporate offices located at 200 East Sandpointe, Suite 400, Santa Ana, CA 92707, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about March 27, 2020, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper form. For information on how to vote your shares, see the instructions included on the proxy card and under “How to Vote” below.

General Information

Matters To Be Considered At The Meeting

The matters to be considered and voted upon at the Meeting will be:

1.	Election of Directors. To elect three class II directors, consisting of Kenton K. Alder, Julie S. England and Philip G. Franklin, to serve for a term expiring in 2023.

2.

Approval of a Proposed Amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan.    To approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”) to increase the number of authorized shares that can be awarded under the 2014 Plan by 5,500,000 shares.

3.	Approval of Named Executive Officer Compensation. To approve, on an advisory, non-binding basis, the Company’s executive compensation.

4.

Approval of Frequency of Future Advisory Votes on Named Executive Officer Compensation.    To approve, on an advisory, non-binding basis, the frequency of future advisory votes on the compensation of our named executive officers.

5.

Ratification of Appointment of Independent Registered Public Accounting Firm.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2020.

6.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations Of The Board

Each of the recommendations of our board of directors is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “FOR” the election of each of its three nominees for class II directors; (2) “FOR” approval of the amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan; (3) “FOR” approval of the compensation of our named executive officers; (4) in favor of an advisory vote on the compensation of our named executive officers every year; and (5) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2020. If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors.

Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

TTM TECHNOLOGIES, INC.	1

Who May Vote

Only stockholders of record at the close of business on March 9, 2020, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.

How To Vote

Stockholder of Record.    If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of three convenient ways:

Via the Internet: Go to www.ttm.com/stockholdersmeeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available starting March 27, 2020 and through 11:59 p.m., Eastern Time, on May 6, 2020.

By mail: If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at www.ttm.com/stockholdersmeeting, by telephone at (888) 776-9962, or by sending an e-mail to info@amstock.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

In Person: If you are attending the meeting, you may deliver your completed proxy card in person.

Street Name Shares.    If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How To Change Or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet).

If you hold your shares in street name, you may change your vote any time before the annual meeting by submitting new voting instructions to your bank, broker or other holder of record by following the instructions they provided. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What To Do If You Received More Than One Notice

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a bank, broker or other holder of record), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Meeting Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the

TTM TECHNOLOGIES, INC.	2

record date, 105,957,257 shares of our common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

Required Vote

Proposal One — Election of Directors.    Assuming that a quorum is present, the three persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected as directors. Stockholders do not have the right to cumulate their votes for directors.

Proposal Two — Approval of Amendment to the 2014 Incentive Compensation Plan.    The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required to approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”) to increase the number of authorized shares that can be awarded under the 2014 Plan by 5,500,000 shares.

Proposal Three — Advisory Vote on Named Executive Officer Compensation.    The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the advisory vote of the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee and our board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Four — Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation.    The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of future advisory votes on the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee of the board of directors will take into account the outcome of the vote when considering the frequency of future advisory votes on named executive officer compensation.

Proposal Five — Ratification of the Appointment of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2020.

Other Matters.    For each other matter, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

Broker Non-Votes And Abstentions

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

Proposals One, Two, Three and Four are considered non-routine matters under applicable rules. Please note that brokers may not vote your shares on these proposals in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposals One, Two, Three and Four, and will not affect their outcome.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2020 (Proposal Five) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Five. If a broker non-vote did exist with respect to Proposal Five, it would have the effect of a vote against such proposal.

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Abstentions will have no effect on Proposals One and Four. Abstentions will be treated as being present and entitled to vote on Proposals Two, Three and Five and therefore will have the effect of votes against such Proposals.

Cost Of Proxy Solicitation

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 200 East Sandpointe, Suite 400, Santa Ana, California 92707, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

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PROPOSAL ONE – ELECTION OF DIRECTORS

Directors and Nominees

Our board of directors is currently comprised of ten directors. Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. Each director elected at the 2020 annual meeting will serve for a term expiring at the 2023 annual meeting or until his or her successor has been duly elected and qualified. At this annual meeting, our stockholders will be asked to elect three class II directors.

Our board of directors has nominated Kenton K. Alder, Julie S. England and Philip G. Franklin as class II directors. Messrs. Alder and Franklin and Ms. England currently serve as class II directors, and will stand for re-election at the annual meeting.

Rex D. Geveden, Robert E. Klatell and John G. Mayer serve as class III directors and their terms will expire at the annual meeting of stockholders in 2021, and Thomas T. Edman, Chantel E. Lenard, Tang Chung Yen (Tom Tang) and Dov S. Zakheim as class I directors and their terms will expire in 2022. Tang Chung Yen (Tom Tang) has submitted his resignation from the Board effective May 9, 2020.

Pursuant to the terms of the Special Security Agreement that the Company has entered into with the United States Defense Security Service, the Company’s board of directors must maintain a Government Security Committee which is to be comprised of at least three (3) independent directors that are eligible to access secret, classified information, as designated by the United States Government. As a natural mechanism to ensure continuity of its board of directors and to maintain adherence with the Special Security Agreement, TTM has continued the practice of providing for staggered elections of three classes of board members to serve three year terms, such that the board of directors is assured to maintain at least six sitting members after each annual meeting of stockholders, of which at least three such members are cleared by the United States Government to receive secret, classified information.

Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

Our board of directors recommends a vote “FOR” the nominees for Class II directors.

The following table, together with the accompanying text, sets forth certain information with respect to each of our directors and director nominees:

Name	Age	Class	Position(s) Held
Robert E. Klatell	74	III	Chairman of the Board
Kenton K. Alder	70	II	Director
Thomas T. Edman	57	I	Chief Executive Officer, President and Director
Julie S. England	62	II	Director
Philip G. Franklin	68	II	Director
Rex D. Geveden	59	III	Director
Chantel E. Lenard	50	I	Director
John G. Mayer	69	III	Director
Tang Chung Yen (Tom Tang)(1)	58	I	Director
Dov S. Zakheim	71	I	Director

(1)	Mr. Tang has submitted his resignation from the Board effective May 9, 2020.

Robert E. Klatell has served as a director of our Company since September 2004 and our chairman of the board since May 2005. Mr. Klatell is presently retired. From September 2009 to the sale of The PBSJ Corporation in October 2010,

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Mr. Klatell served as a director of The PBSJ Corporation and a member of its compensation committee, its audit committee and its strategic finance committee. From 2003 to 2009, Mr. Klatell served as a director of Datascope Corp., a medical device company that develops, manufactures, and markets proprietary products for clinical health care markets. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of Kofax plc, which provides information capture and communications solutions. From 2003 to 2006, Mr. Klatell served as a director of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities and as a member of the board of directors of Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law.

Our board of directors has determined that Mr. Klatell is an independent director. Mr. Klatell was nominated to the board of directors because of his extensive experience with operations management and his knowledge of corporate governance and global mergers and acquisitions. Mr. Klatell’s membership with the National Association of Corporate Directors (“NACD”) provides him with up-to-date information on corporate governance best practices and the tools necessary to bring leadership to our board of directors. As a result of Mr. Klatell’s significant involvement in director professionalism education, Mr. Klatell has been designated an NACD Governance Fellow by the National Association of Corporate Directors. Further, Mr. Klatell’s deep knowledge of the electronics industry and direct experience in the communications industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.

Kenton K. Alder has served as a director since March 1999. Mr. Alder also served as our President from March 1999 to January 2013 and as our Chief Executive Officer from our founding in 1998 through December 2013. Mr. Alder served on a part-time basis as a consultant and advisor to Mr. Edman for one year commencing on January 1, 2014 through December, 2014 and provided counsel on strategy, attended certain meetings, and was involved in special projects. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board (PCB) manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder also serves as the chairman of the board of directors and as chairman of the compensation committee of Juniper Systems, Inc. and as the Vice Chairman of the board of directors of Inovar, Inc. In addition, Mr. Alder is a member of the board of directors of Campbell Scientific, Inc. and is a member of its audit committee. Mr. Alder serves as the vice chairman, chairman of the audit committee and a member of the executive committee of Utah State University. Mr. Alder serves as a member of the board of directors of Honeyville, Inc., a manufacturer of food ingredients. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University.

Our board of directors has determined that Mr. Alder is an independent director. Mr. Alder was nominated to the board of directors because of his past experience as our chief executive officer, which enables him to provide the board with insight based on his extensive knowledge about the Company and because of his significant operational expertise.

Thomas T. Edman has served as a director of our Company since September 2004, as President of our Company since January 2013, and as our Chief Executive Officer since January 2014. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Since June 2015, Mr. Edman has served on the Board of Ultra Clean Holdings, Inc. (NASDAQ: UCTT) and is presently chairman of the compensation committee and a member of the audit committee. Since March 2016, Mr. Edman has served on the Board of the IPC, an electronic industries association and is currently serving on its executive committee as Treasurer. Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania.

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Mr. Edman is an employee director. Mr. Edman was nominated to the board of directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our board of directors.

Julie S. England has served as a director of our Company since October 2016. Ms. England is presently retired. Prior to her retirement in 2009, she served in various capacities with Texas Instruments Inc., most recently as Vice President and General Manager of the Radio Frequency Identification (RFID) division. She also served as Vice President of its microprocessor division from 1998 to 2004 and as Vice President of Quality for the Semiconductor Group from 1994 to 1998. Earlier, she held various engineering, manufacturing, quality and business management positions. Ms. England is an experienced independent corporate director serving on both private and public company boards in the USA and Europe. Ms. England has served as a director of Smartrac Technology Group, N.V. from 2014 until May 2018. From 2010 until its acquisition by CCL Industries in May 2016, she served as a director of Checkpoint Systems, Inc. and chaired its Governance Committee. Ms. England served as a director of the Federal Reserve Bank of Dallas from 1997 to 2003 and as a director of Intelleflex Corporation from 2010 to 2013. Ms. England served on the Board of Trustees of the Georgia O’Keeffe Museum until July 2017, and served on the North Texas Chapter of the National Association of Corporate Directors. She has served on trade associations in the electronics industry including the American Electronics Association and AIM Global. Ms. England holds a Bachelor of Science degree in Chemical Engineering and graduate studies in business from Texas Tech University complemented with executive education at Harvard University and Stanford University. She earned a Bachelor of Fine Art degree in studio art in 2018 from Southern Methodist University in Dallas, TX.

Ms. England is an independent director. Ms. England was nominated to the board of directors because of her extensive background in the technology industry and her experience serving on the boards of both private and public companies in the USA and Europe and to provide the Company with insight as she serves on our board. As a result of Ms. England’s significant involvement in director professionalism education, Ms. England has been designated an NACD Governance Fellow by the National Association of Corporate Directors.

Philip G. Franklin has served as a director of our Company since November 2010. Mr. Franklin is presently retired. From 1998-2016, Mr. Franklin served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, most recently as Executive Vice President and Chief Financial Officer. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marking Systems and Hill Refrigeration. Mr. Franklin also serves as non-executive chairman of the board of directors of Tribune Publishing Co. (NASDAQ:TPCO). Mr. Franklin holds a Bachelor’s degree in Economics from Dartmouth College and a Master’s degree in Business Administration from the Amos Tuck School at Dartmouth College.

Our board of directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was nominated to the board of directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.

Rex D. Geveden has served as a director of our Company since May 2018. Mr. Geveden currently serves as president and chief executive officer since January 1, 2017 and served as chief operating officer from October 2016 until December 2016 of BWX Technologies, Inc. (NYSE:BWXT), a nuclear industrial conglomerate headquartered in Lynchburg, VA. Previously, Mr. Geveden was executive vice president at Teledyne Technologies Incorporated, a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. There he led two of Teledyne’s four operating segments 2013 through 2016, and concurrently served as President of Teledyne DALSA, Inc., a Teledyne subsidiary, since 2014. Mr. Geveden also served as president and chief executive officer of Teledyne Scientific and Imaging, LLC from 2011 to 2013 and President of both Teledyne Brown Engineering, Inc. and Teledyne’s Engineered Systems Segment from 2007 to 2011. Mr. Geveden is a former Associate Administrator of the National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio and served in various other positions with NASA in a career spanning 17 years. Mr. Geveden holds both a bachelor’s and master’s degrees in physics from Murray State University.

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Our board of directors has determined that Mr. Geveden is an independent director. Mr. Geveden was nominated to the board of directors because of his extensive experience in the aerospace and defense industry as well as his proven track record as an outstanding leader.

Chantel E. Lenard has served as a director of our Company in November 2018. Ms. Lenard presently serves as a Lecturer of Marketing in the MBA program at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company (NYSE:F) in 2017, having served as the top marketing executive for Ford in both the U.S. and Asia. From 2013 to 2017, Ms. Lenard held the position of U.S. Chief Marketing Officer, leading the organization’s pricing, promotions, media, digital marketing, product strategy, and consumer experience activities. From 2010 to 2013, Ms. Lenard was based in Shanghai, China, as Vice President of Marketing for Ford’s Asia Pacific and Africa operations, where she led the marketing activities for 11 countries across the region. In addition to her marketing roles, Ms. Lenard held a number of leadership positions in strategy, sales, finance, and purchasing during her 25 year career with Ford. Ms. Lenard holds a bachelor’s degree in industrial engineering from Purdue University and a master’s degree in business administration from Harvard University.

Our board of directors has determined that Ms. Lenard is an independent director. Ms. Lenard was nominated to the board of directors because of her extensive background in the automobile industry and her lengthy and diverse experience in international marketing.

John G. Mayer has served as a director of our Company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer served on the board of trustees of the Cottonwood Gulch Foundation from 2008 to 2017. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law.

Our board of directors has determined that Mr. Mayer is an independent director. Mr. Mayer was nominated to the board of directors because of his extensive experience in the PCB business and has demonstrated depth of business experience in our company’s industry, particularly in technology and operations.

Tang Chung Yen (Tom Tang) is currently a member of our board, but has submitted his resignation effective May 9, 2020. He has served as a director of our Company since April 2010. In addition, Mr. Tang previously served as a board member of TTM Technologies (Asia Pacific) Limited, one of our subsidiaries in Hong Kong. Prior to that, he was the Executive Chairman and Group Managing Director of Meadville Holdings Limited (Meadville), the business of which he joined in 1991. Mr. Tang has served as the honorary chairman and honorary founding chairman of The Hong Kong Printed Circuit Association Limited since 2005 and 2009, respectively, and is the honorary chairman of The Hong Kong Exporters’ Association since 2012. Mr. Tang is the chairman of The Hong Kong Standards and Testing Centre Limited and The Hong Kong Safety Institute Limited, a vice chairman of HK Wuxi Trade Association Limited, and an executive vice-chairman of The Federation of HK Jiangsu Community Organisations. Since 2008, Mr. Tang has been a member of both the Shanghai Committee and the Wuxi Committee of The Chinese People’s Political Consultative Conference. In 2018, he left the Shanghai Committee to become a member of the Jiangsu Committee of The Chinese People’s Political Consultative Conference. Mr. Tang holds a Master of Business Administration from New York University.

Our board has determined that because of Mr. Tang’s extensive experience with PCB operations in Asia and his business acumen, as evidenced by his senior executive role with Meadville, a company acquired by TTM, he continues to provide valuable insight to the Company’s board of directors. Mr. Tang is not an independent director based on his recent employment with the Company and his beneficial ownership of approximately 5.8% of the outstanding shares of the Company.

Dov S. Zakheim has served as a director of our Company since July 2010. Dr. Zakheim is currently a Senior Fellow at CNA, a federally funded think tank, and a Senior Advisor at the Center for Strategic and International Studies. From May 2004 to July 2010, Dr. Zakheim served as Vice President and subsequently as Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the United States

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Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the United States Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim serves as the Chairman of the board of directors of Sprint Federal Operations LLC. Dr. Zakheim previously served as a member of the board of directors of Standard Aero Corp. from 2008 until 2015, and was a member of their audit committee from 2012 to 2015. In addition, Dr. Zakheim has served as a member of ISO Group, Inc.’s board of directors from 2010 to 2014. Dr. Zakheim also served as a board member of Chemonics International and has been a member of their audit committee from 2013 to 2019. Dr. Zakheim also serves as a board member of the American Jewish Committee, the Foreign Policy Research Institute, and the Center for the National Interest and the U.S. Naval Academy Athletic Association. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, was a General Course student at the London School of Economics, and holds a Doctor of Philosophy from St. Antony’s College at the University of Oxford.

Our board of directors has determined that Dr. Zakheim is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Dr. Zakheim was nominated to the board of directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.

There are no family relationships among any of our directors, director nominees, or executive officers.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Alder, Franklin, Geveden, Klatell and Mayer, Ms. England, Ms. Lenard and Dr. Zakheim are independent directors, as “independence” is defined by the listing standards of the NASDAQ Stock Market (referred to as NASDAQ) and by the Securities and Exchange Commission (referred to as the SEC). Accordingly, a majority of the members of our board of directors are independent. In 2017, our board of directors determined, after considering all the relevant facts and circumstances, that sufficient time had passed since Mr. Alder’s employment with the Company for him to be considered independent under NASDAQ rules. Mr. Edman is not considered to be an independent director as a result of his position as an executive officer of our Company. Mr. Tang is not considered to be an independent director as a result of his former position as an executive with Meadville and certain of its subsidiaries and his indirect holding of approximately 5.8% of our shares.

Our bylaws authorize our board of directors to appoint its members to one or more committees, each consisting of one or more directors. Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a government security committee. Each of our committees, with the exception of the government security committee (of which Mr. Edman is also a member), is comprised entirely of independent directors, as “independence” is defined by the listing standards of NASDAQ and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.

Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, a code of business conduct for all employees and a supplemental code of ethics for our chief executive officer and senior financial officers. We post on our website, at https://investors.ttm.com/corporate-governance/highlights, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of conduct for all employees, our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. We will forward any such letters to the indicated directors.

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Environmental, Social & Governance (“ESG”) Overview

It is our policy to operate worldwide in a safe, responsible manner that respects the environment and protects the safety and health of our employees, our customers and the communities where we operate. We are committed to conducting our business operations in an ethical manner with honesty and integrity. Our Board of Directors oversees our ESG compliance and initiatives through regular engagement with our management team. Our commitment goes beyond regulatory compliance and is an integral part of our corporate culture and our way of doing business. Below are some of our key ESG initiatives.

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Environmental – TTM practices responsible environmental management to protect its employees, customers, community, stockholders, and the environment. TTM monitors its environmental performance and provides the resources necessary to meet its environmental responsibilities. We report emissions, energy usage and water usage to the regulatory agencies as required. Our practices are aimed at improving the environmental sustainability in the communities where we operate. We have recently been recognized by the United States Environmental Protection Agency (the “EPA”) for our leadership in the EPA’s 2018 Toxics Release Inventory Analysis. In 2019, TTM committed $4.9M in capital and $53.4M in other expenses for environmental safeguarding initiatives at its facilities around the globe. Our environmental policy is available on our website at https://www.ttm.com/support/library.aspx#environment.

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Social – TTM is committed to ensuring an inclusive work environment where all employees are respected and feel comfortable expressing their authentic selves at work. In addition, TTM is committed to providing a safe and rewarding work place for all its employees with fair compensation and benefits and opportunities for advancement. Compensation decisions are based on individual merit and display of competence and skill, as well as a comparison to the pay of others in similar roles of similar skills. TTM routinely produces reports to verify that it is adhering to its internal employment policies, as well as to all federal, state and local laws. The Company maintains a Code of Business Conduct that is an integral part of our corporate culture and our way of doing business. The Code applies to all employees, officers and directors and sets forth the Company’s expectation for ethical conduct and additional guidance for employees. In addition, the Company maintains high standards for all employees worldwide which include reasonable work hours and time off, no child labor, no forced labor, equal opportunity employment, and a professional work environment that does not tolerate any form of harassment or discrimination. The Company and its employees strive to achieve and maintain a positive work environment. In addition, the Company emphasizes health and wellness programs targeted to educate employees on healthy lifestyles and promote fitness plans.

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Governance – A key component of our success is a strong foundation of Corporate Governance practices and policies that promote transparency, accountability and engagement exemplified by our Board of Directors. We maintain our Corporate Governance Guidelines to provide direction to our Board of Directors and Senior Management on topics such as Board member qualifications, the evaluation process for the CEO and Board members and reporting conflicts of interest. In addition to the Guidelines, TTM also maintains a Code of Ethics for the CEO and Senior Financial Officers. In addition, each committee of the board of directors has a charter. All of these documents are available on TTM’s website at https://investors.ttm.com/corporate-governance/highlights.

Meetings of the Board of Directors

Our board of directors held eight meetings (regular and special) during 2019. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the board of directors held during 2019, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2019. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders. All of our directors attended the 2019 annual meeting of stockholders.

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Committees of the Board of Directors

The members and nominees of the Board and the committees of the Board on which they serve as of the date of this Proxy Statement are identified below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Security Committee
Robert E. Klatell		Chairman	Member	Member
Kenton K. Alder				Member
Thomas T. Edman				Member
Julie S. England	Member		Member	Member
Philip G. Franklin	Chairman			Member
Rex D. Geveden		Member		Member
Chantel E. Lenard		Member
John G. Mayer			Chairman	Member
Tang Chung Yen (Tom Tang)
Dov S. Zakheim	Member			Chairman

Audit Committee.    Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal audit and internal control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Ms. England, Mr. Franklin (chairman), and Dr. Zakheim, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The board of directors has determined that each of Mr. Franklin and Dr. Zakheim is “financially sophisticated” under NASDAQ rules and qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held four meetings during 2019.

Our audit committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttm.com.

Compensation Committee.    Our compensation committee provides a general review of our employee compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our board of directors, the compensation of our chief executive officer and all other individuals designated by our board of directors as executive officers of our Company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our chief executive officer and other executive officers, including annual performance objectives, and evaluates the performance of our chief executive officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our board of directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in

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determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Klatell (chairman) and Geveden and Ms. Lenard, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The compensation committee held eight meetings during 2019.

Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttm.com.

Compensation Consultant and its Affiliates.    Mercer, LLC (“Mercer”) was retained by our compensation committee to provide an independent review of the Company’s board and executive compensation programs, including an analysis of the competitive market for 2019. Our compensation committee assessed the independence of Mercer pursuant to SEC and NASDAQ rules and concluded that Mercer is independent and that the work of Mercer has not raised any conflict of interest. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis – Role of the Compensation Committee.”

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee oversees the selection and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our board of directors with the support of our compensation consultants, Mercer. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our board of directors and considers questions of independence and possible conflicts of interest of members of our board of directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our board of directors and management.

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner and addressed and delivered to our Company’s secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or as otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are

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expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.

The charter of our nominating and corporate governance committee provides that the value of diversity on our board of directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our board of directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.

The current members of our nominating and corporate governance committee are Messrs. Mayer (chairman) and Klatell and Ms. England, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The nominating and corporate governance committee held five meetings during 2019.

Our nominating and corporate governance committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttm.com

Government Security Committee.    As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (referred to as NISP). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). As we have also previously reported, we are party to a Special Security Agreement with the United States Defense Security Service. That special security agreement, among other things, requires that our board of directors appoint a government security committee comprised of outside directors and directors who are officers of our Company, each of whom must be a U.S. resident citizen that are eligible to access secret information, as classified by the United States Government. The government security committee is responsible for ensuring that we maintain appropriate policies and procedures to safeguard the classified and export-controlled information in our possession and to ensure that we comply with applicable laws and agreements. The current members of our government security committee are Ms. England, Dr. Zakheim (chairman), and Messrs. Alder, Edman, Franklin, Geveden, Klatell, and Mayer. The government security committee held four meetings during 2019.

Board Leadership Structure

We believe it is our chief executive officer’s responsibility to manage our Company’s operations and the chairman’s responsibility to lead our board of directors. Given the significant responsibilities with which our chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman whose sole job is leading the board of directors. To this end, our corporate governance guidelines provide that our chief executive officer may not be our chairman, and that our chairman will be selected from our independent directors. In making its decision to separate the chief executive officer and chairman roles, our board of directors considered the time that Mr. Edman is required to devote to the chief executive officer position in the current economic environment, particularly given the demands imposed on our global Company. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. Our board of directors believes that Mr. Klatell is the most appropriate individual to serve as chairman because of his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.

Our board of directors currently has eight independent members and two non-independent members, specifically Mr. Edman, our president and chief executive officer, and Mr. Tang. A number of our independent board members are

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currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board of directors by a non-executive chairman, benefits our Company and our stockholders.

The special security agreement to which we are a party establishes certain criteria for the qualifications of our directors and the composition of our board of directors, and also requires that a certain number of directors have strong national security qualifications, have no prior relationship with certain “affiliates” described in the special security agreement, and be U.S. citizens holding or eligible to hold personnel security clearances. Our current board of directors meets the composition criteria.

We believe that we have a strong corporate governance structure that ensures independent discussion among, evaluation of, and communication with and access to, senior management. With the exception of our government security committee of which Mr. Edman is a member, all of our board committees are composed solely of independent directors, which provide independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process

While our management is primarily responsible for managing risk, our board of directors and each of its committees play a role in overseeing our risk management practices. Our full board of directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our Company faces. Our board of directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, cyber security, social responsibility, environmental and compliance risks, and it monitors key risks through reports and discussions regarding key risk areas at meetings of our board of directors and in committee meetings. Our board of directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our board of directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review, it considers risks associated with our Company.

Our board of directors allocates responsibility for overseeing risk management for our Company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance, environmental, health and cyber security and safety matters, liability insurance programs, and compliance with environmental legal and regulatory and social responsibility requirements. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; tax matters; the code of business conduct and the code of ethics for the CEO and senior financial officers. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our Company and business. The audit committee regularly consults with our external, independent auditor, KPMG LLP.

•

Our compensation committee is primarily responsible for overseeing risks that may be associated with executive retention, our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk-taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers these risks and an overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee retains outside compensation consultants and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee is discussed in this proxy statement under “Compensation Discussion and Analysis – Risk Management Considerations.”

TTM TECHNOLOGIES, INC.	14

•

Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance principles designed to assure compliance with applicable standards.

•

Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession and for ensuring the mitigation of FOCI, including cyber security.

Through the activities of our audit, compensation, nominating and corporate governance, and government security committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our Company, the board of directors and each respective committee is able to monitor our risk management process and offer critical insights to our management.

Our Insider Trading Policy prohibits the ability of our employees generally to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Our officers and directors are also further prohibited from engaging in these types of hedging transactions. See “Director Compensation – Stock Ownership, Hedging and Pledging Policies” and “Compensation Discussion and Analysis – Compensation Overview – Alignment of Compensation and Performance – Compensation Practices.”

Related Person Transaction Policies and Procedures

It is the responsibility of our full board of directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our board of directors and members of our audit committee. From time to time our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers. In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in NASDAQ rules) and our Company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our Company (as designated by our board of directors) and our Company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our board of directors in advance of entering into any such transaction.

Our corporate governance guidelines task our board of directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly. Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our Company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full board of directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our board of directors, the director must disclose the interest to the full board of directors and our audit committee, must recuse himself or herself from participation in the related discussion, and must abstain from voting on the matter.

DIRECTOR COMPENSATION

Effective with the second quarter of 2019, our non-employee directors receive the following compensation: an annual cash retainer of $68,000, an annual cash retainer of $9,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairman of the board receives an annual cash retainer of an additional $68,000, and the chairmen of our various board committees receive annual cash retainers as follows: $22,000 to our audit

TTM TECHNOLOGIES, INC.	15

committee chairman, $17,000 to our compensation committee chairman, $13,000 to our government security committee chairman, and $12,000 to our nominating and corporate governance committee chairman. Annually, our nominating and corporate governance committee, in consultation with Mercer, reviews our board compensation against the board compensation of our peer companies to develop a reasonable board compensation package.

Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. In May 2019, the chairman of the board received restricted stock units (referred to as RSUs) having a value on the award date of $170,000 and each non-employee director received restricted stock units having a value on the award date of $130,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date; however, in an effort to further align board members’ interests with those of our stockholders, delivery of the shares of common stock underlying the RSUs is deferred until retirement from the board of directors (or until one year after retirement in the case of certain prior grants).

Stock Ownership, Hedging and Pledging Policies. Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are ordinarily expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual cash retainer, and as our directors are subject to our insider trading policy, they are prohibited from pledging or hedging their shares. All of our directors, except for Ms. Lenard, who joined our board in 2018, meet the stock ownership guidelines as of March 9, 2020. In addition, the board recently adopted stock ownership guidelines for the Chief Executive Officer and his direct reports. For a full description of such guidelines, see page 39.

Mr. Edman is not compensated for his service as a director. Mr. Edman’s compensation as our chief executive officer and president is described below under “Compensation Discussion and Analysis” and “Executive Compensation.”

Nonqualified Deferred Compensation. Our directors are permitted to defer 5% to 100% of annual director fees into our Executive and Director Deferred Compensation Plan. None of our directors participated in the Executive and Director Deferred Compensation Plan in 2019.

Director Summary Compensation Table for Fiscal Year 2019

The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during 2019.

Name	Fees Earned or Paid in Cash(1)	RSU Awards(2)	Stock Option Awards(2)	Total
Robert E. Klatell	$ 171,000	$169,257	--	$340,257
Kenton K. Alder	$ 68,000	$129,433	--	$197,433
Julie S. England	$ 86,000	$129,433	--	$215,433
Philip G. Franklin	$ 99,000	$129,433	--	$228,433
Rex D. Geveden	$ 77,000	$129,433	--	$206,433
Chantel E. Lenard	$ 77,000	$129,433	--	$206,433
John G. Mayer	$ 89,000	$129,433	--	$218,433
Tang Chung Yen (Tom Tang)	$ 68,000	$129,433	--	$197,433
Dov S. Zakheim	$ 90,000	$129,433	--	$219,433

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.
(2)

Amounts shown reflect the fair value of RSUs and stock options at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation – Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the date of grant. The

TTM TECHNOLOGIES, INC.	16

fair value of an option is calculated by using the Black-Scholes option-pricing model on the date of grant. For a discussion of valuation assumptions, see Note 14 to our 2019 consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2020. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of December 30, 2019, and (ii) the number of RSUs and option awards that were not vested as of December 30, 2019.

Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2019 Year End

Name	RSUs Outstanding at Fiscal Year End	Number of RSUs that Have Not Vested(1)	Options Outstanding at Fiscal Year End	Number of Options that Have Not Vested
Robert E. Klatell	113,149	14,667	0	0
Kenton K. Alder	61,184	11,216	0	0
Julie S. England	31,188	11,216	20,000	5,000(2)
Philip G. Franklin	85,777	11,216	20,000	0
Rex D. Geveden	18,692	11,216	20,000	15,000(3)
Chantel E. Lenard	15,091	11,216	20,000	15,000(4)
John G. Mayer	106,003	11,216	0	0
Tang Chung Yen (Tom Tang)	18,692	11,216	0	0
Dov S. Zakheim	89,568	11,216	20,000	0

(1)	The RSUs vest on May 9, 2020.
(2)	Such options vest October 20, 2020.
(3)	Such options vest one-third on each of May 9, 2020, 2021 and 2022.
(4)	Such options vest one-third on each of October 18, 2020, 2021 and 2022.

TTM TECHNOLOGIES, INC.	17

Compensation Consultant and its Affiliates

Mercer was retained by our compensation committee to provide an independent review of the Company’s executive compensation programs, including an analysis of the competitive market for 2019. In addition, Mercer assisted the compensation committee with its evaluation of the risks associated with our compensation programs, and executive director compensation data. Additionally, Mercer provided our nominating and corporate governance committee with an assessment of director compensation and assistance in developing the CD&A. Mercer also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; vesting practices and ownership guidelines; CEO/median employee pay ratio calculation; target incentive opportunities; and compensation trends for board and committee members. Upon request from management, and independent of the compensation committee, a separate Mercer team provided implementation support for our global HR system launch in addition to a job structure project. During 2019, the compensation committee also engaged Aon/Radford for services rendered in connection with the administration of our deferred compensation plan, computation of total stockholder return (“TSR”) relative to our TSR Peer Group, and for compensation survey data. A summary table for both Mercer and Aon/Radford is included below. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis — Role of the Compensation Committee.”

Consultant	Scope/Project	2019 Fees

Aon/Radford	Deferred Compensation Program Administration	$ 16,800

Aon/Radford	Computation of total stockholder return (TSR)	$ 12,840

Aon/Radford	Compensation survey data	$ 29,770

Mercer	Global HRIS Implementation	$867,309

Mercer	Executive Compensation consulting	$ 98,079

Mercer	Job Classification project consulting	$ 61,713

TTM TECHNOLOGIES, INC.	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 9, 2020 by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number	Percentage(2)
Directors and Executive Officers:
Thomas T. Edman(3)	495,386	*
Todd B. Schull	176,051	*
Douglas L. Soder	155,454	*
Brian W. Barber	120,025	*
Philip Titterton	10,516	*
Kenton K. Alder(4)	40,116	*
Julie S. England(5)	15,000	*
Philip G. Franklin(6)	30,000	*
Rex D. Geveden(7)	10,000	*
Robert E. Klatell(8)	6,500	*
Chantel E. Lenard(9)	5,000	*
John G. Mayer(10)	9,167	*
Tang Chung Yen (Tom Tang)(11)	6,139,374	5.82%
Dov S. Zakheim(12)	20,000	*
All directors and executive officers as a group (14 persons)	7,232,589	6.85%
5% Stockholders
FMR LLC(13)	15,877,229	14.999%
BlackRock, Inc.(14)	15,251,278	14.5%
The Vanguard Group(15)	10,574,069	10.02%
Dimensional Fund Advisors LP(16)	8,788,288	8.33%
AllianceBernstein L.P.(17)	7,195,234	6.8%
Su Sih (BVI) Limited(11)	6,139,374	5.82%

*	Represents less than 1% of our outstanding common stock.
(1)	Except as otherwise indicated, the address of each person listed on the table is 200 East Sandpointe Suite 400, Santa Ana, CA 92707.
(2)

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, RSUs, performance-based restricted stock units (PRUs), and warrants held by that person that are currently exercisable or will become exercisable or releasable within 60 days after March 9, 2020 but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 105,957,257 shares of our common stock outstanding as of March 9, 2020.

(3)

Does not include 35,261 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 18,826 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(4)	Does not include 61,184 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(5)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 31,188 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(6)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 85,777 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

TTM TECHNOLOGIES, INC.	19

(7)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 18,692 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(8)

Does not include 113,149 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 96,714 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(9)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 15,091 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(10)

Does not include 106,003 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 89,568 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(11)

Represents shares of our common stock held by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands, referred to as Su Sih. Su Sih is a holding company owned by the Estate of Mr. Tang Hsiang Chien (Deceased) and Mein et Moi Limited, referred to as MML, a company organized under the laws of the British Virgin Islands and wholly owned by Mr. Tang Ying Yen, Henry. Mr. Tang Hsiang Chien was, and Tang Ying Yen, Henry is, a citizen of Hong Kong Special Administrative Region of People’s Republic of China. Mr. Tang Chung Yen (Tom Tang) is the son of Mr. Tang Hsiang Chien (Deceased) and the brother of Mr. Tang Ying Yen, Henry and therefore has an indirect ownership in the shares. Su Sih has shared voting and dispositive power over 6,139,374 shares. The Estate of Tang Hsiang Chien (Deceased), Mr. Tang Ying Yen, Henry and MML each have shared voting and dispositive power of 6,139,374 shares. The Estate of Mr. Tang Hsiang Chien (Deceased) reported beneficial ownership of 5,120,412 shares. Mr. Tang Ying Yen, Henry and MML each reported beneficial ownership of 1,018,962 shares. Such information is as reported on Schedule 13D/A filed by Su Sih, MML, and the Estate of Tang Hsiang Chien (Deceased) and Mr. Tang Ying Yen, Henry filed with the SEC on August 15, 2018. The address of Su Sih is No. 7 Dai Wang Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong. This amount does not include 18,692 shares issuable upon delivery of shares underlying vested RSUs owned by Mr. Tang Chung Yen (Tom Tang), the delivery of which is deferred until retirement from our board of directors.

(12)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 89,568 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.

(13)

Represents shares of our common stock held by FMR LLC, on behalf of itself and its affiliates, referred to as FMR. Based on the information reported on Schedule 13G/A filed by FMR with the SEC on February 7, 2020: (i) FMR reported beneficial ownership of 15,877,229 shares, sole voting power as to 2,628,912 of the shares, and sole dispositive power as to 15,877,229 of the shares; (ii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and may be deemed to form a controlling group; and (iii) neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity funds’ Board of Trustees. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(14)

Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 14,980,936 shares and sole dispositive power over 15,251,278 shares. Such information is as reported on Schedule 13G/A filed by BlackRock with the SEC on February 4, 2020. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(15)

Represents shares of our common stock held by The Vanguard Group and certain of its affiliates, referred to as Vanguard. Vanguard has sole voting power over 98,010 shares, shared voting power over 31,653 shares, sole dispositive power over 10,459,354 shares and shared dispositive power over 114,715 shares. Such information is as reported on Schedule 13G/A filed by Vanguard with the SEC on February 12, 2020. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(16)

Represents shares of our common stock held by Dimensional Fund Advisors LP, and certain of its affiliates, referred to as Dimensional. Dimensional has sole voting power over 8,515,948 shares and sole dispositive power over 8,788,288 shares. Such information is as reported on Schedule 13G/A filed by Dimensional with the SEC on February 12, 2020. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(17)

Represents shares of our common stock held by AllianceBernstein L.P., referred to as AllianceBernstein. AllianceBernstein has sole voting power over 6,016,349 shares, sole dispositive power over 7,195,234 shares and shared dispositive power over 4,410 shares. Such information is as reported on Schedule 13G filed by AllianceBernstein with the SEC on February 18, 2020. The address for AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.

TTM TECHNOLOGIES, INC.	20

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers or NEOs). Our named executive officers are:

Name	Age	Position(s) Held
Thomas T. Edman	57	Chief Executive Officer, President and Director
Todd B. Schull	61	Executive Vice President and Chief Financial Officer
Douglas L. Soder	59	Executive Vice President and President Commercial Sector
Brian W. Barber	64	Executive Vice President, Operations Special Projects
Philip Titterton	54	Executive Vice President and Chief Operating Officer

Biographical information regarding these officers is set forth below, except for Mr. Edman, whose biography is set forth above with our other directors.

Todd B. Schull has served as our Executive Vice President and Chief Financial Officer since March 2013. Mr. Schull joined our Company as an Executive Vice President in February 2013. Prior to joining us, Mr. Schull served as Senior Vice President of Finance and Corporate Controller of Sanmina Corporation since 2005. Mr. Schull started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Ultratech, Repeater Technologies, and VA Linux. Mr. Schull holds a Bachelor of Science degree in accounting from the University of Utah.

Douglas L. Soder has served as our Executive Vice President and President of our Commercial Sector since July 2018. Prior to that Mr. Soder served as Executive Vice President, and President of our Communications and Computing Business Unit since January 2016. Prior to that Mr. Soder served as Executive Vice President and President, North America Business Unit from April 2012 until December 2015. Prior to that Mr. Soder served as our Executive Vice President since November 2006. Before joining our Company, Mr. Soder held the position of Executive Vice President for Tyco Electronics Printed Circuit Group from January 2001 until our acquisition of that company in October 2006. During an almost 24-year career at Tyco Electronics, Mr. Soder served in a variety of sales, sales management, and operations management positions at its AMP Incorporated and Tyco Printed Circuit Group (PCG) subsidiaries. From November 1996 to January 2001, Mr. Soder was Vice President of Sales and Marketing for PCG. Mr. Soder holds a Bachelor of Arts degree in Political Science from Dickinson College.

Brian W. Barber is the Executive Vice President, Operations Special Projects since January 2020. Mr. Barber served as the Executive Vice President and Chief Operating Officer from January 2016 until December 2019 and prior to that as our Senior Vice President and President of our High Technology Business Unit since June 2015. He served as Senior Vice President Operations Printed Circuit Board & Supply Chain Management of Viasystems Group, Inc. from December 2007 until May 2015. From November 2000 to December 2007, Mr. Barber was Vice President Operations Printed Circuit Board/Electro-mechanical, Americas, and from January 2000 to October 2000, Mr. Barber was Vice President Printed Circuit Board Operations, all at Viasystems. Prior to joining Viasystems in 2000, Mr. Barber was employed by Hadco Corporation since 1982, and from 1994 to 1999 served as Vice President and Business Unit Manager of their high technology operation. Mr. Barber received his Bachelor’s Degree in Psychology from Binghamton University.

Philip Titterton is the Executive Vice President and Chief Operating Officer since January 2020. Mr. Titterton also served as Senior Vice President and President of the Aerospace & Defense / Specialty Business Unit from January 2016 until December 2019 and as Vice President of Operations, North America since 2006. He also held positions as Vice President of Operations and General Manager for Tyco Electronics Printed Circuit Group from 1992 until our acquisition of that company in October 2006. Mr. Titterton received his Bachelor’s Degree in Electrical Engineering from Lehigh University.

TTM TECHNOLOGIES, INC.	21

This CD&A is organized into four sections:

•	Compensation Overview – Alignment of Compensation and Performance (Page 22)

•	Executive Compensation Philosophy and Objectives (Page 25)

•	Role of the Compensation Committee (Page 25)

•	Compensation Structure (Page 26)

Compensation Overview – Alignment of Compensation and Performance

Our goal is to tie the Company’s compensation closely with performance. The information below provides an executive summary of the Company’s financial performance for fiscal year 2019 and how pay is aligned with performance.

KEY ACCOMPLISHMENTS IN 2019

TTM’s commitment to its strategy of diversification, differentiation and discipline led to TTM’s continued financial strength in 2019. Due to disciplined operations and cost controls, we generated Non-GAAP net income of $120.5 million in 2019. For a discussion explaining the use of the Non-GAAP metrics and reconciliation to audited GAAP metrics, see Annex A attached hereto.

Diversification	• We maintained end market diversification, with all of our six end market facing business units representing less than 27% of our sales.

Differentiation

•  We acquired differentiating technology with an important asset purchase from i3 Electronics, which enables us to manufacture products that require finer lines and smaller spacing for our aerospace and defense and commercial end markets broadening our technology offerings in North America.

Discipline

•  Our financial discipline allowed us to continue to build an impressive back-log in our North America aerospace and defense business and to generate significant year over year growth in free cash flow despite softening commercial markets.

On January 22, 2020, TTM announced that it had entered into an agreement to divest its Mobility business unit, which is substantially comprised of four manufacturing plants in China. This divestiture was an important step in advancing TTM’s strategy of increasing its focus on growth markets characterized by long product cycles that more fully leverage TTM’s early engagement capabilities and industry leading differentiated technology and service-oriented solutions, while also decreasing its focus on seasonal, consumer-oriented markets such as cellular hand-held phones.

TTM TECHNOLOGIES, INC.	22

PERFORMANCE HIGHLIGHTS

The following summarizes key elements of the Company’s performance in 2019(1).

2019 NET SALES 2019 GAAP NET INCOME ATTRIBUTABLE TO STOCKHOLDERS 2019 NON GAAP NET INCOME ATTRIBUTABLE TO STOCKHOLDERS(1) 2019 ADJUSTED EBITDA(1) 2019 NON GAAP EPS(1) 2019 OPERATING CASH FLOW $2.69 $41.3 $120.5 $376.2 $1.13 $311.9 BILLION MILLION MILLION MILLION MILLION

(1)	For a discussion explaining the use of the Non-GAAP metrics and reconciliation to audited GAAP metrics, see Annex A attached hereto.

ALIGNMENT OF PAY AND PERFORMANCE

TTM’s executive compensation is strongly aligned to Company performance and measurable financial metrics. The following charts show our performance over the past three years.

Net Sales in $Billions GAAP Net Income Attributable to Stockholders in $Millions Non-GAAP Net Income Attributable to Stockholders in $Millions(1) Adjusted EBITDA in $Millions(1) $ in Non-GAAP EPS(1) Operating Cash Flow in $Millions

(1)	For a discussion explaining the use of the Non-GAAP metrics see Annex A attached hereto.

TTM TECHNOLOGIES, INC.	23

The charts below measure the total compensation for the CEO and the average total compensation for each of our NEOs for the past three years.

These charts demonstrate consistent alignment in performance-based compensation for the three year period to correspond with the Company’s performance over such three-year period. Simply stated, as the Company’s performance increases or decreases, so too does the total compensation paid to our executives.

(1)

Total compensation consists of salary paid, and the value of RSUs as of the date such RSUs vest; short term incentive compensation is awarded based on the financial performance of each such fiscal year, and three-year performance-based RSUs are awarded for the performance period ending as of each fiscal year represented in the chart.

(2)

This chart includes compensation received by Philip Titterton for 2017, 2018, and 2019, even though he did not become a named executive officer until 2019. These charts do not include compensation for Canice Chung, a named executive officer in 2016 and 2017 or Daniel Weber in 2019.

(3)

The average NEO total compensation for 2018 is flat when compared to average NEO total compensation for 2017 due to higher awards in 2018 offset by two NEOs who did not receive any performance RSUs in 2017.

2019 SAY ON PAY VOTE

At our 2019 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2019 proxy statement. Approximately 98.8% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval, thereby providing the compensation committee with verification that its compensation practices align the interests of the Company’s executives with those of the Company’s stockholders.

COMPENSATION PRACTICES

We continually review the Company’s executive compensation program to maintain compensation practices that are in the best interests of our stockholders. Some of our key policies are summarized below:

WHAT WE DO:	WHAT WE DON’T DO:

• We tie pay to performance, including through the use of performance share units	• We do not maintain pension plans or other executive retirement plans

• We use double triggers in our severance agreements and our equity awards	• We do not provide tax gross up payments for any amounts considered to be excess parachute payments

• We maintain significant stock ownership guidelines for our NEOs	• We do not allow hedging or pledging of our stock

• We have a robust clawback policy	• We do not permit the repricing of stock options without prior stockholder approval

• The Committee engages an independent compensation consultant	• We do not provide excessive perquisites

• We conduct annual compensation risk assessments

TTM TECHNOLOGIES, INC.	24

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

We use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. We generally target total compensation between the 25th and 50th percentile of comparable companies. We believe that this philosophy will continue to enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including compensation practices of businesses acquired by us and Company and individual performance.

Each year our compensation committee, together with our senior management, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on performance and what our compensation committee believes is in the best interests of our stockholders.

We believe that our use of restricted stock units (referred to as RSUs) and performance-based restricted stock units (referred to as PRUs), together with an annual incentive bonus program that is based on various combinations of global operating income, business unit operating income, global cash flow from operations as a percentage of revenue, and business unit cash flow from operations as a percentage of revenue and individual goals, shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based cash bonuses, performance-based equity incentives and time-based equity incentives. We have no executive retirement plans except our 401(k) plan and deferred compensation plan available to North America employees. In China, the Company contributes to either separate trust-administered funds or various government-sponsored pension plans on a mandatory basis. We provide very limited perquisites except the expatriate compensation packages provided to Messrs. Soder and Barber related to their assignments in Hong Kong.

Role of the Compensation Committee

General.    Our compensation committee, which is currently comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things:

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also helps analyze the reasonableness and effectiveness of our overall executive compensation packages.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our chief executive officer, the non-employee members of our board of directors. These decisions are based not only on our compensation

TTM TECHNOLOGIES, INC.	25

committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of our chief executive officer or other management. Our compensation committee typically discusses proposals for our chief executive officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our chief executive officer.

Compensation Consultant.    Our compensation committee has historically engaged the services of an outside compensation consultant to provide independent advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

Our compensation committee continued our engagement with Mercer with respect to 2019 compensation matters. Mercer (the “Compensation Consultant”) was retained to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, the Compensation Consultant evaluated our selected peer companies and provided competitive compensation data and analysis relating to the compensation of our chief executive officer and our other senior officers. The Compensation Consultant also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation, vesting practices and ownership guidelines; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. In addition, the Compensation Consultant assisted the compensation committee with its evaluation of the risks associated with our compensation programs and provided our nominating and corporate governance committee with an assessment of our directors’ compensation.

The Compensation Consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. The Compensation Consultant reviews various proposals presented to the committee by management, and provides updates on market trends and the regulatory environment as it relates to executive compensation. The Compensation Consultant reports directly to our compensation committee and not to management. The Compensation Consultant performed consulting work related to a broad-based compensation survey the Company performed, assistance with the CEO pay ratio calculation and disclosure, and systems implementation project in 2019. Our compensation committee assessed the independence of the Compensation Consultant pursuant to SEC and NASDAQ rules and concluded that the Compensation Consultant is independent and that the work of the Compensation Consultant has not raised any conflict of interest.

Management Role in Setting Compensation.    Members of our human resources and finance departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to define financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual salaries and variable pay amounts for members of the executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short-term and long-term incentive plans. Our chief executive officer is generally subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation: Base Salary, Annual Incentive Bonus and Long-Term Equity Incentives.

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Pay Mix.    In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short-term and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. We have no pre-established policy for allocating between either cash and non-cash or short-term and long-term compensation.

Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at-risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets.

The charts below show the mix of base salary, actual annual incentive, and the grant date fair value of equity grants for the CEO and other NEOs in 2019. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 58% for our CEO) is variable or performance-based annual and long term incentives.

Base Salary.    Base salaries for our executive officers are determined based on the level of the position within our Company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our Company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries historically have been generally targeted at the 25th to 50th percentile of our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting and retention situations. We believe that providing base salaries around the median of our peer group and the broader market survey

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provided by our Compensation Consultants will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.

Base Salaries for 2019.    Based on the Company’s performance and each individual’s performance, Mr. Edman recommended the base salaries for Messrs. Schull, Soder, Barber and Titterton be increased on July 1, 2019, bringing each between the 25th and the 50th percentile of our peer companies. After its review, our compensation committee approved the base salaries recommended by Mr. Edman for our other executive officers for 2019.

A summary of base salary increases that were made effective on July 1, 2019 is outlined below for each of our named executive officers:

Name	Base Salary
	2018	2019	Y/Y Change
Thomas T. Edman	$700,000	$725,000	3.6%
Todd B. Schull	$465,000	$485,000	4.3%
Douglas L. Soder	$465,000	$485,000	4.3%
Brian W. Barber	$410,000	$420,000	2.4%
Philip Titterton(1)	$340,000	$380,000	11.8%

(1)	Mr. Titterton became a named executive officer in 2019.

Annual Incentive Bonus Plan.    Our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. To support collaboration within our senior management team, our compensation committee rewards all of our executive officers for company-wide performance by tying bonus awards to our operating income and the generation of operating cash flow. The compensation committee believes operating income and operating cash flow are good indicators for capturing our success given the market in which we compete and are measures that management can easily track and communicate to employees throughout the performance period. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our Company’s actual performance.

In response to the recommendations of management, our compensation committee based the Company’s incentive bonus plan on several metrics that the committee believed most closely aligned the executive’s incentive pay with metrics that the executive is responsible for managing. For 2019, the incentive bonus for Messrs. Edman, Schull and Barber is allocated based upon 72% global operating income and 18% global cash flow from operations as a percentage of revenue. For Messrs. Soder and Titterton, the incentive bonus takes into account the performance of the business unit that each directs. For each executive, 10% of the award is based on individual goals. The below chart reflects the weight of each performance metric

	Performance Metrics as a % of the Bonus Plan
Name	Global Operating Income	Global Cash Flow	Business Unit Operating Income.(1)	Business Unit Cash Flow	Individual Goals
Thomas T. Edman	72%	18%	--	--	10%
Todd B. Schull	72%	18%	--	--	10%
Douglas L. Soder	36%	9%	36%	9%	10%
Brian W. Barber	72%	18%	--	--	10%
Philip Titterton	36%	9%	36%	9%	10%

(1)	The compensation committee sets goals for each business unit, but none of the other named executive officers presented here are measured against the other business units.

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The table below lists the 2019 base salaries and bonus levels for each of our current named executive officers at the different potential achievement outcomes. This table includes both the financial metrics as well as the individual goals. The financials comprise 90% while the goals are 10% of each NEO’s bonus plan.

Name	2019 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
		0-59% of Target	60% of Target	80% of Target	100% of Target	120% of Target(1)
Thomas T. Edman	$725,000	0%	35.6%	66.3%	125%	256.3%
Todd B. Schull	$485,000	0%	26.4%	42.4%	80%	152.0%
Douglas L. Soder	$485,000	0%	26.4%	42.4%	80%	152.0%
Brian W. Barber	$420,000	0%	24.8%	39.8%	75%	142.5%
Philip Titterton	$380,000	0%	24.8%	39.8%	75%	142.5%

(1)	Represents maximum potential bonus payout. Individual goals capped at 100% of target.

Annual Incentive Bonus for 2019.    In February, 2020, our compensation committee reviewed our 2019 performance relative to the 2019 operating income and cash flow from operations as a percentage of revenue goals. The performance was certified at 65.1% of the global operating income target and 112.8% of our goal for global cash flow from operations as a percentage of revenue. The compensation committee also reviewed and assessed the performance achieved against the individual goals that had been established for each of the members of the Company’s executive team, including Messrs. Edman, Schull, Soder, Barber and Titterton. We use particular individual performance goals to ensure that other important areas of our business are measured and emphasized, which may include but are not limited to customer satisfaction, market positioning and growth, and structural and organizational improvements, critical projects and assignments. Performance goals do not payout unless our Company achieves its threshold financial performance metrics. As a result, our compensation committee authorized the payment of 2019 incentive bonuses as follows:

Name	2019 Incentive Bonus
Thomas T. Edman	$556,386
Todd B. Schull	$241,340
Douglas L. Soder	$174,995
Brian W. Barber	$199,058
Philip Titterton	$214,810

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial targets for our annual incentive bonus program. In general, management makes the initial recommendation for the financial target based upon our Company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after potentially making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure such as acquisitions or divestitures) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent year.

In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation

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decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.

Long-Term Equity Awards.    We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our Company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants, as well as the potential dilution associated with the equity awards.

We currently grant equity awards from our 2014 Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.

We continued to use our equity compensation program judiciously in 2019. Our year-to-date gross share run rate (calculated using granted restricted shares, options and performance shares at target as a percentage of our total outstanding shares) as of December 30, 2019 (our fiscal year end) was 1.9%. As of December 30, 2019, our three-year average share run rate was 1.4%. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Plan and our 2014 Plan.

Since 2010, we have used two forms of equity for long-term equity incentive compensation for our executive officers: time-vested restricted stock units (“RSUs”) and performance RSUs (“PRUs”).

Restricted Stock Units.    RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments, aimed at strengthening retention with our Company, except that recipients may be entitled to a pro-rata amount of RSUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service). In 2019, we granted time-vested RSUs for an aggregate of approximately 1,708,000 shares of our common stock to a total of 900 employees and non-employee directors, of which time-vested RSUs for an aggregate of 168,886 shares were issued to Messrs. Edman, Schull, Soder, Barber and Titterton.

Performance RSUs.    In order to strengthen pay-for-performance, our compensation committee approved a long-term incentive program (referred to as the PRU Program) for our executive officers and certain other members of our senior management team to drive achievement to specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Our objective of the PRU program is to align total stockholder return and each executive’s compensation.

Under the PRU Program, a target number of PRUs is awarded annually using a three-year performance period to encourage long term retention of the executives of the Company. The number of shares of our common stock released at

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the end of the three year performance period will range from zero to 2.4 times the target number of the PRUs granted to each executive depending on the Company’s performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for each of the three years prior to the final vesting of the shares are based on total annual revenue and adjusted EBITDA, each of which is equally weighted, and (b) an overall “modifier” based on our Company’s total stockholder return (referred to as TSR) over a three-year performance period relative to a TSR Peer Group of peer companies selected by our compensation committee each year.

Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period of three years in order to receive shares of common stock at the end of the three-year performance period. Recipients may also be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or “retirement” which is defined by the PRU program as voluntary termination by an employee who is at least 62 and has at least five years of continuous service.

The key financial metrics of total annual revenue and adjusted EBITDA are equally weighted under our PRU Program. The metric of adjusted EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Adjusted EBITDA(1) is also a complementary metric to the total annual revenue metric used under the PRU Program. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize the issuance of common stock under the PRU Program.

The TSR modifier is intended to ensure that shares of common stock issued at the end of the three year period are limited if our stock performance is significantly below the median TSR of our TSR Peer Group for each three-year performance period and such issuance of common stock would be enhanced if our stock performance is above the median TSR of our TSR Peer Group.

Under the PRU Program, annual financial goals are set in the first quarter of each year, and performance is reviewed after the end of each year. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved for each of the three years in the performance period, resulting in a total of six measurements. If we do not achieve at least 60% threshold level of total annual revenue or adjusted EBITDA performance for any of the six measurements, the amount earned for that performance element of one-sixth of the award would be zero. If we achieve the 60% threshold for any of the targeted levels of total annual revenue and adjusted EBITDA performance for any of the six measurements, a percentage (ranging on a sliding scale from 40% to 160%) would be applied to one-sixth of the participant’s calculation of the number of units earned during such period. If we achieve 120% or more of the target level of total annual revenue or adjusted EBITDA for any of the six measurements, the amount earned for that performance element of the award would be 160% of one-sixth of the initial PRU award.

(1)	For the reconciliation of the use of the non-GAAP metric of adjusted EBITDA and the GAAP measures, please refer to Annex A attached hereto.

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The chart below is an example of the PRU units the participant would earn (and “bank,” pending application of the TSR modifier), if a named executive officer received a target award of 234,000 PRUs, and we achieve (i) 130% of the revenue target and 60% of the adjusted EBITDA target in the first year, (ii) 100% of each of the revenue and adjusted EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the adjusted EBITDA target in the third year:

	Total Grant	Year 1	Year 2	Year 3	Earned Shares
Assumptions	234,000	234,000/6 = 39,000	234,000/6 = 39,000	234,000/6 = 39,000
130% of revenue target		160% x 39,000			62,400
60% of adjusted EBITDA target		40% x 39,000			15,600
100% of revenue target			100% x 39,000		39,000
100% of adjusted EBITDA target			100% x 39,000		39,000
120% of revenue Target				160% x 39,000	62,400
55% of adjusted EBITDA target				0 x 39,000	0
					218,400

At the end of the three-year performance period, the base calculations of the six performance metrics is then adjusted by applying a modifier to the PRU calculation of the six measurements against the goals set during the performance period. The TSR modifier measures our Company’s TSR based on stock price changes (using for each year’s awards the 6-month trailing average closing price at the beginning of the year compared to the 6-month trailing average closing price three years later), and assuming reinvestment of dividends, relative to the TSR of our TSR Peer Group for the same three-year period. If our TSR is below the 10th percentile of the TSR Peer Group, the modifier would be zero, and therefore, no shares would be released with respect to the PRU program subject to such three-year performance period. In the 2019 PRU program, if our TSR is between the 10th and 50th percentile at the end of the three- year performance period, the modifier would range between .60 and 1.0, if the TSR is greater than 50% and up to 80% the modifier will range from 1.0 and 1.5. If our TSR is at or above the 80th percentile of the applicable TSR Peer Group for the three year performance period, the maximum modifier of 150% will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. See the chart below which demonstrates the relationship between the TSR results and the calculation of the TSR modifier used for our PRU programs.

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2019 Relative TSR	Modifier
80th %tile & above	150%
50th %tile	100%
10th %tile (Threshold)	60%
Below 10th %tile	0%

In order to finish our representative example set forth above, assuming that the participant was credited with 218,400 PRU units at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the applicable group of comparable companies, a total of 327,600 shares of our common stock would be released to the participant for that period. The below chart provides the last step in the example calculation of our PRU program.

Peer Ranking	Calculated Units	Modifier	Total Share Award
Below 10th Percentile	218,400	0	0
45th Percentile	218,400	60% to 100%	131,040 to 218,400
80th Percentile	218,400	150%	327,600

To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of the applicable group of comparable companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units payable in shares.

Equity Award Mix.    Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vested RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

Long-Term Equity Awards for 2019.    Our compensation committee balances the mix of time-vested RSUs, which are designed to promote retention, and PRUs, which are designed to grow long-term value with our Company, in accordance with the overall philosophy valuing both components of equity compensation, with an emphasis on driving long-term value. In determining the ratio between PRU and time-vested RSU awards, the compensation committee reviewed and took into consideration compensation practices at other companies, our Compensation Consultants’ recommendations, and the

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compensation committee’s desire to ensure that a significant portion of equity compensation be tied to our Company’s performance against our peers. Additionally, the compensation committee desired to ensure that its equity program was competitive, provided long term retention of critical leadership talent, and best aligned pay practices with the interests of our stockholders. The following table sets forth the value of our 2019 equity awards and the number of time-vested RSUs and PRUs awarded to our executive officers for 2019.

Name	Dollar Value of Equity Grants			Number of Shares of Equity Grants(1)
	Performance	Time-Vested	Total	Performance	Time-Vested(2)	Total
Thomas T. Edman	$1,120,000	$480,000	$1,600,000	99,555	42,666	142,221
Todd B. Schull	$ 435,000	$355,000	$790,000	38,666	31,555	70,221
Douglas L. Soder	$ 435,000	$355,000	$790,000	38,666	31,555	70,221
Brian W. Barber	$ 435,000	$355,000	$790,000	38,666	31,555	70,221
Philip Titterton	$ 435,000	$355,000	$790,000	38,666	31,555	70,221

(1)

The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $11.25, which was the six-month trailing average closing price of our common stock as of June 20, 2019, the grant date for those awards. On June 20, 2019, the closing sales price for our common stock was $9.91.

(2)	One-third of the Time-Vested RSUs vest on each of the first three anniversaries of the grant date.

The annual financial performance goal or goals for future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or adjusted EBITDA in those years. Whether any units credited under our future grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.

Settlement of PRUs for 2017-2019 Performance Period.    The PRUs awarded in 2017 have vested and resulted in the issuance of shares to some of our executive officers. The below charts detail the calculations of the PRUs that vested in 2019 and were awarded in 2020. Each column (or tranche) includes the TSR modifier of 73%.

Name	Original # Issued Shares	# Shares ’17 Rev.	# Shares ’17 Adjusted EBITDA	# Shares ’18 Rev	# Shares ’18 Adjusted EBITDA	# Shares ’19 Rev	# Shares ’19 Adjusted EBITDA	Final Shares Released
% of Achievement Against Target		72.21%	68.75%	69.32%	65.42%	61.47%	49.25%	73% TSR Modifier
Thomas T. Edman	77,951	9,382	8,932	9,006	8,499	7,986	6,398	50,203
Todd B. Schull	29,695	3,574	3,402	3,431	3,238	3,042	2,437	19,124
Douglas L. Soder	29,695	3,574	3,402	3,431	3,238	3,042	2,437	19,124
Brian W. Barber	29,695	3,574	3,402	3,431	3,238	3,042	2,437	19,124
Philip Titterton	14,105	1,698	1,616	1,630	1,538	1,445	1,157	9,084

Compensation Levels and Benchmarking.    Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. Our compensation committee reviewed the compensation of our officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our Compensation Consultant.

Peer Groups.    The compensation committee reviews the peer groups regularly and makes adjustments to account for events such as acquisitions, mergers and the like. For 2019, Mercer recommended, and the committee adopted, the same approach to our Executive Compensation Peer Group using the same criteria used in 2018 including (i) North America based companies with revenues between $1.0 billion and $3.0 billion, and (ii) companies with market capitalization

TTM TECHNOLOGIES, INC.	34

between $250 million and $2.5 billion. For the fiscal year ended December 30, 2019, our revenue was $2.69 billion and our market capitalization was approximately $1.6 billion. For 2019, Mercer further recommended refinements to our Executive Compensation Peer Group, to better reflect our revenue profile and end market representation. As a result, one company was added. This resulted in a peer group that included the companies listed on the chart below, which along with the broader survey discussed below, were used for benchmarking purposes.

Our compensation committee believes that the selected TSR (Total Stockholder Return) Peer Group (the “TSR Peer Group”) is more appropriate for determining TSR under our PRU Program as it provides a comparison of our Company’s stock price performance against our global competitors and better alignment with stockholder investment choices. For 2019, the refinements to the TSR Peer Group resulted in one company being removed as they were less relevant (highly diversified). For a discussion regarding how the TSR Peer Group affects executive compensation, please see the “Long Term Equity Awards” section on page 30.

TTM TECHNOLOGIES, INC.	35

The following chart lists each of the companies that have been included by our compensation committee in the Executive Compensation and TSR Peer Groups for 2018 and 2019:

Companies	Executive Compensation Peer Group		TSR Peer Group
	2018	2019	2018	2019
Advanced Micro Devices	✓	✓
AT&S			✓	✓
AVX Corporation	✓	✓
Benchmark Electronics, Inc.	✓	✓	✓	✓
Celestica Inc.	✓	✓	✓	✓
Chin Poon Industrial Co. Ltd.			✓	✓
Compeq Manufacturing Co. Ltd			✓	✓
Cubic Corporation	✓	✓
Curtiss-Wright Corporation	✓	✓
Daeduck Electronics Co.			✓	✓
Esterline Technologies Corporation	✓	✓
Fabrinet	✓	✓
Flextronics International Ltd.			✓	✓
Gold Circuit Electronics Ltd.			✓	✓
Ibiden Co., Ltd			✓	✓
Jabil Inc.			✓	✓
Moog Inc.	✓	✓
Nanya Technology Corporation			✓	✓
ON Semiconductor Corporation	✓	✓
Plexus Corporation	✓	✓	✓	✓
Samsung Electro-Mechanics Co.			✓	✓
Sanmina Corporation	✓	✓	✓	✓
Simmtech Holdings Co., Ltd.			✓
Teledyne Technologies Inc.	✓	✓
Trimble Navigation	✓	✓
Tripod Technology Corporation			✓	✓
Triumph Group, Inc.		✓
Unimicron Technology Corp.			✓	✓
Unitech Printed Circuit Board Corp.			✓	✓
Vishay	✓	✓
WUS Printed Circuit Co., Ltd.			✓	✓
Zebra Technologies	✓	✓
Zhen Ding Technology Holding Ltd.			✓	✓

The peer groups are not used for the stock price performance graph included in our Annual Report on Form 10-K for the year ended December 30, 2019. That Form 10-K performance graph compares the cumulative total stockholder return on our common stock against the cumulative total return on the NASDAQ Composite Index and the Dow Jones U.S. Electrical Components & Equipment Index.

Mercer recommended the use of peer group data (where available) combined with data obtained from a broader compensation survey conducted by Radford (the “Radford Survey”) for comparing compensation of our executive officers. Mercer recommended the use of the Radford Survey for companies in the semiconductor, computer storage and peripherals, and communications equipment industries with approximate annual revenues between $1.0 billion and $3.0 billion, in order to align with the criteria used to select our 2019 Peer Group.

TTM TECHNOLOGIES, INC.	36

As discussed above, our compensation committee has historically targeted the compensation levels of our executive officers between the 25th and 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite survey data. Our compensation committee may have varied from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions. The compensation for our executive officers discussed herein for 2019 falls generally within this targeted range.

Our compensation committee intends to continue its practice of retaining consultants from time to time, as it deems appropriate, to advise it with respect to its policies and to provide compensation data from comparable companies.

Risk Management Considerations.    Our compensation committee believes that our performance-based bonus and equity programs for all management employees, including our executive officers, provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•

Annual incentive bonus compensation programs for management personnel are based on a combination of consolidated company, business unit and/or facility results, as well as individual goals that are established with input from the specific employee and his or her supervisors. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform as well.

•

Our compensation committee believes that operating income and operating cash flow as a percentage of revenues, the financial metrics used to determine the amount of an executive’s annual incentive bonus, are measures that drive long-term stockholder value. Moreover, the committee attempts to set ranges for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

•

The use and equal weighting of both revenue and adjusted EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize payout under the Company’s PRU program.

•

The metrics used to determine vesting of our PRUs are based on rolling three-year performance periods of our Company’s performance and the price of the stock of the Company over a six month average. The committee believes that these extended performance periods encourage executives to attain sustained performance over several periods, rather than performance in a more limited period.

•	Our time-vested RSUs vest over a three-year period, encouraging executives to strive for long-term appreciation in equity values.

•

Our management incentive plan provides that executives will only receive payments if the Company achieves at least 60% of the target operating income set by the Board of Directors in any given year. Similarly, our PRU program provides that executives will “bank” PRU shares if we achieve at least 60% of the revenue and adjusted EBITDA targets. The committee believes that these minimum thresholds discourage management from taking excessive risk to achieve performance at a higher percentage of the established target.

•

Our management incentive plan and PRU program both have maximum thresholds which limit payouts while also recognizing exceptional performance. Maximum thresholds encourage management to exceed established performance targets however mitigate risk by limiting payouts which avoid excessive risk-taking or the sacrificing of future period performance.

•

Our PRU program uses a modifier of our TSR which is based on stock price fluctuations over a three-year period (using for each year’s awards the 6-month trailing average closing price of the beginning of each year compared to the 6-month trailing average closing sales price three years later) relative to the TSR of peer companies selected by our compensation committee. Our compensation committee believes that the use of a 6-month trailing average closing stock price mitigates the potential risks of basing potential PRU payments on changes in stock prices that may not be reflective of long-term performance.

TTM TECHNOLOGIES, INC.	37

•	Because each of our executives is subject to our insider trading policy, among other restrictions, our executives are prohibited from pledging and hedging their shares of our stock.

•

Our Chief Executive Officer and his direct reports are subject to stock ownership guidelines. The guidelines provide that the Chief Executive Officer shall attain stock ownership with a value of five times current salary within five years of tenure and that the direct reports of the Chief Executive Officer shall attain stock ownership with a value of three times salary within five years of the adoption of the policy or the executive’s tenure.

Other Compensation Elements

Nonqualified Deferred Compensation.    We have a deferred compensation plan that allows our directors, executive officers and other eligible employees to voluntarily defer receipt, on a pre-tax basis, of some of the compensation they have earned. This plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under our 401(k) savings plan. Our compensation committee approved the deferred compensation plan as a competitive practice to help us attract and retain top talent, and we expect to re-evaluate the plan from time to time. Amounts credited under the plan are credited with deemed earnings, but we do not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under our deferred compensation plan are not considered a material element of an executive officer’s overall compensation package.

Other Compensation.    All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.

Severance Payments and Accelerated Vesting of Equity Awards upon Termination and/or a Change in Control.

All Employees.

We provide, in the event of a voluntary termination of employment in connection with “retirement” (age 62 with at least five years of employment with our Company), our termination of a retirement-eligible employee without cause, or termination by reason of death or disability, for the acceleration of vesting of a pro-rated amount of RSUs based upon the number of months the retired, retirement-eligible, deceased or disabled employee was employed with us during the vesting period. In all other terminations of employment, including termination without cause, all unvested RSUs will be forfeited. In prior years we provided for the accelerated vesting of a pro-rated amount of RSUs on termination without cause.

Executive Officers and Certain Senior Officers.

Our board has approved Executive Change in Control Severance Agreements (“Severance Agreements”) for each of our executive officers and several other senior officers. Each of the Severance Agreements are so called “double trigger” severance agreements which provide that, subject to our Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by our Company without “Cause” during a “Pending Change in Control” (as such terms are defined in the Severance Agreement) or within 12 months following a “Change in Control” (as defined in the Severance Agreement) or (ii) by the executive for “Good Reason” (as defined in the Severance Agreement) within 12 months following a Change in Control, the executive will be entitled to receive payments without gross-ups as set forth in the disclosure provided on the Potential Payments Upon Change in Control or Termination chart on page 46.

The incentive equity agreements provided to each executive that has received RSUs and PRUs provide that upon a change in control, so long as the acquiring entity assumes the equity awards, the executives would continue to vest in their previously granted equity awards. However, if upon a change in control the executive’s employment is terminated within twelve months of the change in control or, if the acquiring entity does not assume the equity awards granted to executives prior to the change in control, the unvested awards of RSUs and PRUs then outstanding would immediately vest, in full and at target, at the time of the change in control.

TTM TECHNOLOGIES, INC.	38

In addition, calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments upon Change in Control or Termination.”

Other Arrangements

Director and Officer Indemnification Agreement.    We have entered into an amended and restated indemnification agreement with each of our directors and an indemnification agreement with certain of our corporate officers, including all of our named executive officers. Pursuant to this indemnification agreement, each director or officer that is a party thereto will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such director or officer, or on such director or officer’s behalf, arising out of his or her service as a director or officer. The indemnification agreement further provides procedures for the determination of an indemnitee’s right to receive indemnification and the advancement of expenses.

Prohibitions on Hedging and Pledging of Shares.    Among other things, our insider trading policy prohibits our executive officers from engaging in put, call, derivative or short sale transactions, as well as pledging our securities as collateral for a loan.

Stock Ownership Guidelines.    In January 2019, our board amended its stock ownership guidelines for our Chief Executive Officer and adopted new stock ownership guidelines for our CEO’s direct reports. Those guidelines provide that within a period of five years, the Chief Executive Officer is to attain stock ownership with a value of five times his or her salary and the direct reports to the Chief Executive Officer are to attain stock ownership with a value of three times his or her salary.

Clawback Policy.    Our board established a clawback policy to permit the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In the event the Company is required to prepare an accounting restatement due to material non-compliance by the Company with any reporting requirement under U.S. Federal Securities law that is determined to be the result of an error or fraud committed by a member of management of the Company (a “Material Restatement Event”), or in the event of a material violation of the Company’s Code of Conduct by a covered executive, the compensation committee may, as it deems appropriate, recoup any and all covered compensation issued to the covered executive. In addition, the Company may take such other disciplinary action against any covered executive as it deems necessary and appropriate, including termination of employment. A copy of the Clawback Policy has been filed as an exhibit to the Company’s 10-K filed February 26, 2019 and is available to view on the Company’s website.

Approval Process for Equity Grants

Executives and other employees currently receive long-term equity awards pursuant to the terms of our 2014 Plan. Awards may also be granted outside of the 2014 Plan to the extent those grants are permitted by the NASDAQ rules. Our compensation committee administers the 2014 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our chief executive officer.

Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

Equity awards are granted at scheduled board meetings. We have no practice of timing board meetings or grants of equity awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating the number of equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.

TTM TECHNOLOGIES, INC.	39

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Under the Tax Cuts and Jobs Act and subject to certain grandfathering rules, effective 2018, the performance-based compensation exception has been eliminated and the definition of “covered employee” has been expanded (before 2018, the chief financial officer and individuals who were covered employees in past years were not treated as covered employees). As a result, the Company generally will not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1 million. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers.    Certain types of deferred compensation for executive officers that do not comply with Section 409A of the Code may be subject to additional income taxes. We attempt in good faith to structure compensation so that it either conforms to the requirements of, or qualifies for an exception under Code Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change in control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Change in Control or Termination” below as severance or change in control payments that could trigger this excise tax. We do not offer our officers as part of their change in control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations.    When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation – Stock Compensation, grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For time-vested RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the grant date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

TTM TECHNOLOGIES, INC.	40

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Robert E. Klatell, Chairman

Rex D. Geveden

Chantel E. Lenard

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2019 were Mr. Klatell, Chairman, Mr. Geveden and Ms. Lenard. None of these individuals had any contractual or other relationships with us during 2019 except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2019 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	All Other Compen- sation(3)	Total
Thomas T. Edman	2019	$711,539	--	$ 677,017	$556,386	$ 11,200	$1,956,142
President, Chief Executive	2018	$689,231	--	$ 863,218	$472,529	$ 11,000	$2,035,978
Officer	2017	$671,923	--	$1,089,864	$843,116	$ 10,800	$2,615,703

Todd B. Schull	2019	$474,231	--	$ 411,440	$241,340	$ 11,200	$1,138,211
Executive Vice President and	2018	$456,923	--	$ 484,458	$238,716	$ 11,000	$1,191,097
Chief Financial Officer	2017	$441,923	--	$ 608,599	$400,749	$ 10,800	$1,462,071

Douglas L. Soder	2019	$474,231	--	$ 411,440	$174,995	$769,106	$1,829,772
Executive Vice President and	2018	$462,308	--	$ 484,458	$183,028	$755,133	$1,884,927
President Commercial Sector(4)	2017	$457,308	--	$ 608,599	$501,603	$287,658	$1,855,168

Brian W. Barber	2019	$414,615		$ 411,440	$199,058	$381,933	$1,407,046
Executive Vice President and	2018	$404,615	--	$ 484,458	$209,567	$286,421	$1,385,061
Operations Special Projects(5)	2017	$393,269	--	$ 608,599	$357,808	$595,693	$1,955,369

Philip Titterton	2019	$358,461	--	$ 411,440	$214,810	$ 11,200	$ 995,911
Executive Vice President
and Chief Operating Officer(6)

(1)

The grant date fair value of all stock awards has been calculated in accordance with ASC Topic 718, Compensation - Stock Compensation. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the grant date fair value can only be determined for those tranches for which the revenue and EBITDA targets have been set as of the reporting date. As a result, the grant date fair value of PRUs is calculated using only the first tranche of each award; the second and third tranches are not included because the relevant performance-based vesting conditions have not been determined as of the initial reporting

TTM TECHNOLOGIES, INC.	41

date of the awards. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 14 to our 2019 consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2020.

PRUs have a potential payout of 0% to 240% of the target amount. For the 2019, 2018 and 2017 PRU awards, the values at the respected grant date, assuming the highest level of performance (240%) and the closing share price on such dates, are illustrated in the supplemental table below. The closing share price on 2019, 2018 and 2017 award date was $9.91, $15.29, and $16.43, respectively.

Name	Value at 240% Performance
	2019	2018	2017
Thomas T. Edman	$2,367,816	$2,541,712	$3,073,764
Todd B. Schull	$919,632	$953,142	$1,170,933
Douglas L. Soder	$919,632	$953,142	$1,170,933
Brian W. Barber(5)	$919,632	$953,142	$1,170,933
Philip Titterton(6)	$919,632	--	--

For the actual number of PRUs earned for the 2019, 2018 and 2017 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)	Amounts represent bonuses paid based on Company performance criteria for each year shown. These bonuses were earned in such fiscal year, but not paid until the next fiscal year.
(3)

For Messrs. Edman, Schull and Titterton, the amounts represent matching contributions by us to our 401(k) plan. The amount in 2019 for Mr. Soder represents (i) foreign (HK) tax payments of $523,452, (ii) a housing allowance of $152,201, (iii) tax gross-up of $208,321, (iv) a Cost-of-Living Adjustment allowance of $40,000, (v) matching contributions by us to our 401(k) plan in the amount of $11,200, (vi) 2018 Tax Equalization adjustment in the amount of ($175,399), and (vii) tax preparation fees. The amount in 2019 for Mr. Barber represents (i) foreign (HK) tax payments of $157,950, (ii) a housing allowance of $165,978; (iii) tax gross-up of $107,756, (iv) tax preparation fees of $12,739, (v) matching contributions by us to our 401(k) plan in the amount of $11,200, (vi) 2018 Tax Equalization adjustment in the amount of ($82,355), and (vii) club dues and other.

(4)	Mr. Soder’s position changed effective July 1, 2018.
(5)	Mr. Barber’s position changed effective January 1, 2020.
(6)	Mr. Titterton’s position changed effective January 1, 2020 and he became a named executive officer in 2019.

TTM TECHNOLOGIES, INC.	42

Fiscal Year 2019 Grants of Plan-Based Awards

The following table provides information on awards granted under our annual management incentive plan for fiscal year 2019 and awards of PRUs and awards of time-based RSUs granted as part of 2019 long-term incentive compensation.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Fair Value of Stock Awards ($/Sh)	Grant- Date Fair Value of Stock Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Thomas T. Edman	Incentive Bonus		$258,281	$906,250	$1,857,813

	PRU	6/20/2019				23,893	99,555	238,932		$7.66	$254,197

	RSU	6/20/2019							42,666	$9.91	$422,820

Todd B. Schull	Incentive Bonus		$128,040	$388,000	$ 737,200

	PRU	6/20/2019				9,280	38,666	92,798		$7.66	$ 98,730

	RSU	6/20/2019							31,555	$9.91	$312,710

Douglas L. Soder	Incentive Bonus		$128,040	$388,000	$ 737,200

	PRU	6/20/2019				9,280	38,666	92,798		$7.66	$ 98,730

	RSU	6/20/2019							31,555	$9.91	$312,710

Brian W. Barber	Incentive Bonus		$103,950	$315,000	$ 598,500

	PRU	6/20/2019				9,280	38,666	92,798		$7.66	$ 98,730

	RSU	6/20/2019							31,555	$9.91	$312,710

Philip Titterton	Incentive Bonus		$ 94,050	$285,000	$ 541,500

	PRU	6/20/2019				9,280	38,666	92,798		$7.66	$ 98,730

	RSU	6/20/2019							31,555	$9.91	$312,710

(1)	Amounts represent the range of possible cash payouts for 2019 awards under our management incentive bonus plan.
(2)

Amounts represent the range of shares that may be released for the first tranche of the awards the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 10th percentile of the TSR Peer Group, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis — Equity Awards.”

(3)	The RSU awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(4)	See footnote (1) to the Fiscal Year 2019 Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

TTM TECHNOLOGIES, INC.	43

Outstanding Equity Awards at Fiscal Year-End 2019

The following table sets forth the outstanding equity awards held by our named executive officers as of December 30, 2019.

	Option Awards				Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Thomas T. Edman(2)	--	--	--	--	11,135	(3)	$165,689	--		--
	--	--	--	--	19,789	(4)	$294,460	--		--
				--	42,666	(5)	$634,870	--		--
	--	--	--	--	--		--	50,203	(6)	$ 747,021
	--	--	--	--	--		--	61,905	(7)	$ 921,146
	--	--	--	--	--		--	91,538	(8)	$ 1,362,085

Todd B. Schull	--	--	--	--	8,166	(3)	$121,510	--		--
	--	--	--	--	14,430	(4)	$214,718	--		--
	--	--	--	--	31,555	(5)	$469,538	--		--
	--	--	--	--	--		--	19,124	(6)	$ 284,565
	--	--	--	--	--		--	23,214	(7)	$ 345,424
	--	--	--	--	--		--	35,552	(8)	$ 529,014

Douglas L. Soder	--	--	--	--	8,166	(3)	$121,510	--		--
	--	--	--	--	14,430	(4)	$214,718	--		--
	--	--	--	--	31,555	(5)	$469,538	--		--
	--	--	--	--	--		--	19,124	(6)	$ 284,565
	--	--	--	--	--		--	23,214	(7)	$ 345,424
	--	--	--	--	--		--	35,552	(8)	$ 529,014

Brian W. Barber	--	--	--	--	8,166	(3)	$121,510	--		--
	--	--	--	--	14,430	(4)	$214,718	--		--
	--	--	--	--	31,555	(5)	$469,538	--		--
	--	--	--	--	--		--	19,124	(6)	$ 284,565
	--	--	--	--	--		--	23,214	(7)	$ 345,424
	--	--	--	--	--		--	35,552	(8)	$ 529,014

Philip Titterton	--	--	--	--	4,701	(3)	$69,951	--		--
	--	--	--	--	9,276	(4)	$138,027	--		--
	--	--	--	--	31,555	(5)	$469,538	--		--
	--	--	--	--	--		--	9,084	(6)	$ 135,170
	--	--	--	--	--		--	12,436	(7)	$ 185,048
	--	--	--	--	--		--	35,552	(8)	$ 529,014

(1)	Based on the closing price of our common stock on December 30, 2019.
(2)

Mr. Edman has 35,261 shares issuable upon delivery of shares underlying vested RSUs, of which the delivery of 18,826 shares is deferred until retirement and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.

(3)	Such RSUs vested on March 1, 2020.
(4)	Such RSUs vested 50% on March 29, 2020 and 50% will vest on March 29, 2021.
(5)	Such RSUs will vest one-third on each of June 20, 2020, 2021 and 2022.
(6)

Represents the number of PRUs granted in fiscal 2017, adjusted for actual achievement during 2017, 2018 and 2019 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2017 performance,

TTM TECHNOLOGIES, INC.	44

the second one-third portion of the award attributable to 2018 performance and the remaining one-third portion of the award attributable to 2019 performance. For 2017, performance on the annual revenue metric was 99.3% of target and performance on the annual EBITDA metric was 96.1% of target, resulting in a blended multiplier of 96.6% for the 2017 performance period. For 2018, performance on the annual revenue metric was 96.6% of target and performance on the annual EBITDA metric was 93.1% of target, resulting in a blended multiplier of 92.3% for the 2018 performance period. For 2019, performance on the annual revenue metric was 89.5% of target and performance on the annual EBITDA metric was 78.3% of target, resulting in a blended multiplier of 75.8% for the 2019 performance period. The blended multiplier of 96.6% for the 2017 performance period applies to the first one-third of the PRUs; the blended multiplier of 92.3% for the 2018 performance period applies to the second one-third of the PRUs; and the blended multiplier of 75.8% for the 2019 performance period applies to the remaining one-third of the PRUs. Total PRUs credited at the conclusion of 2019 are adjusted by our performance on TSR as compared to the TSR Peer Group, which determines the number of shares, if any, released at the end of the three-year performance period. Our TSR performance over such three-year performance period was at the 23rd percentile, which resulted in a TSR modifier of 73.0% that applies to the shares banked under the 2017 PRU Awards. As a result, final payout under the 2017 PRU awards was 64.4% of the target number of shares granted. Such PRUs vested on February 20, 2020.

(7)

Represents the number of PRUs granted in fiscal 2018, adjusted for actual achievement during 2018 and 2019 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2018 performance and the second one-third portion of the award attributable to 2019 performance and the remaining one-third portion of the award attributable to 2020 performance. For 2018, performance on the annual revenue metric was 96.6% of target and performance on the annual EBITDA metric was 93.1% of target, resulting in a blended multiplier of 92.3% for the 2018 performance period. For 2019, performance on the annual revenue metric was 89.5% of target and performance on the annual EBITDA metric was 78.3% of target, resulting in a blended multiplier of 75.8% for the 2019 performance period. The blended multiplier of 92.3% for the 2018 performance period applies to the first one-third of the PRUs; the blended multiplier of 75.8% for the 2019 performance period applies to the second one-third of the PRUs; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the 2020 performance period. Total PRUs credited at the conclusion of 2020 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

(8)

Represents the number of PRUs granted in fiscal 2019, adjusted for actual achievement during 2019 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2019 performance. For 2019, performance on the annual revenue metric was 89.5% of target and performance on the annual EBITDA metric was 78.3% of target, resulting in a blended multiplier of 75.8% for the 2019 performance period. The blended multiplier of 75.8% for the 2019 performance period applies to the first one-third of the PRUs granted for 2019; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable 2020 and 2021 performance periods. Total PRUs credited at the conclusion of 2021 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock option awards and vesting of stock awards during Fiscal Year 2019.

	Option Exercises		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Thomas T. Edman	--	--	273,756	$ 3,333,169
Todd B. Schull	--	--	115,577	$ 1,409,978
Douglas L. Soder	--	--	115,577	$ 1,409,978
Brian W. Barber	--	--	115,577	$ 1,409,978
Philip Titterton	--	--	47,211	$ 576,564

(1)

The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.

(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.

TTM TECHNOLOGIES, INC.	45

2019 Nonqualified Deferred Compensation Table

Under our nonqualified deferred compensation plan, our named executive officers are permitted to defer up to 100% of annual incentive bonuses received in a particular plan year. Interest on contributions is based on the valuation funds selected by our compensation committee and subsequently chosen by the participant. Funds held under the plan are paid out six months following the separation of any participant from service with our Company. The payout term will be in the form selected by the individual participant, unless the participant’s separation from service with our Company is prior to retirement (which is considered under the plan to be on or after attainment of age 62 with at least five years of continuous service with our Company). If separation occurs prior to retirement or the participant’s account balance is under $25,000, the payout will be made in the form of a lump sum.

The following table sets forth information concerning our named executive officers’ contributions, earnings, and balances under our nonqualified deferred compensation plan for the fiscal year 2019. We do not contribute to the deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year(1)	Employer Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance in Last Fiscal Year End
Thomas T. Edman	$ 456,144	--	$ 134,044	--	$ 2,073,354
Todd B. Schull	$ 179,037	--	$ 503,725	--	$ 2,254,138
Douglas L. Soder	$ 91,514	--	$ 300,112	--	$ 1,306,593
Brian W. Barber	$ 202,751	--	$ 72,069	--	$ 1,004,623
Philip Titterton	--	--	--	--

(1)	Reflects amounts of the Non-Equity Incentive Compensation earned and reported in the Summary Compensation Table for Fiscal Year 2019, but were deferred from payment in fiscal year 2020.
(2)

We do not provide above-market or preferential earnings on contributions to our nonqualified deferred compensation plan, so these amounts were not reported in the Fiscal Year 2019 Summary Compensation Table.

Potential Payments upon Change in Control or Termination

We have entered into Executive Change in Control Severance Agreements (each, a “Severance Agreement”) with Messrs. Edman, Schull, Soder, Barber and Titterton. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our Company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive a lump sum in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the fiscal year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In addition, the unvested portions of all of such executive’s RSUs and PRUs then outstanding would immediately vest, in full, as of the date of termination. The Severance Agreements also provide for a twelve-month non-solicitation covenant and customary confidentiality obligations. The change in control severance payments and accelerated vesting of equity awards are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep our executives focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of technology companies and similarly sized businesses. We believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated and the cash severance amounts become payable. We presume that such a termination would likely be due to the change in control and not the employee’s performance. For executives not terminated within one year of a change in control, as long as the acquiring entity assumes such awards, the executives would continue to vest in their awards as they contribute to the success of the surviving company. We also believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. If upon a change in control the acquiring entity does not assume the equity awards granted to executives prior to the change in control, the unvested awards of RSUs and PRUs then outstanding would immediately vest at the time of the change in control. With respect to PRU vesting, the recipient would be eligible to receive the greater of: (i) the target amount of shares subject to

TTM TECHNOLOGIES, INC.	46

the PRU Award, or (ii) the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the Change in Control on a pro-forma basis plus the remainder of the target amount of shares that would have vested.

In the event of a termination “without cause” and if such recipient satisfies certain conditions for early retirement (as such term is defined in the form of RSU Agreement) for the acceleration of vesting of a number of RSUs equal to the product obtained by multiplying the number of unvested RSUs that would vest in the 12 month period commencing on the date of grant, or if later occurring, the most recent anniversary of the date of grant, by a fraction, the numerator of which is the number of whole months since the date of grant, or if later occurring, the most recent anniversary of the date of grant, and the denominator of which is 12 months, rounded down to the nearest whole share.

In the event of a termination “without cause” as defined in the PRU Agreement after a change in control, the PRUs the recipient would be eligible to receive, the greater of: (i) the target amount of shares subject to the PRU Award, or (ii) in the event of a change in control the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the change in control on a pro-forma basis, prorated for the amount of the performance period elapsed plus the remainder of the target amount of shares that would have vested.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our Company and/or upon a termination (including for reasons of death, disability or retirement) of our named executive officer’s employment. The tables below assume that the termination or change in control event took place on December 30, 2019.

Name	Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Change in Control (No Termination)(3)	Termination Without Cause Pending a Change in Control	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(3)
Thomas T. Edman	Accelerated RSUs(4)	--	$1,095,019	--	$1,095,019	$1,095,019
	Accelerated PRUs(4)	--	$3,671,938	--	--	$3,671,938
	Severance(5)	--	--	--	$3,262,500	$3,262,500

Todd B. Schull	Accelerated RSUs(4)	--	$805,767	--	$805,767	$805,767
	Accelerated PRUs(4)	--	$1,403,705	--	--	$1,403,705
	Severance(5)	--	--	--	$1,746,000	$1,746,000

Douglas L. Soder	Accelerated RSUs(4)	--	$805,767	--	$805,767	$805,767
	Accelerated PRUs(4)	--	$1,403,705	--	--	$1,403,705
	Severance(5)	--	--	--	$1,746,000	$1,746,000

Brian W. Barber	Accelerated RSUs(4)	$249,895	$805,767	--	$805,767	$805,767
	Accelerated PRUs(4)	--	$1,403,705	--	--	$1,403,705
	Severance(5)	--	--	--	$1,470,000	$1,470,000

Philip Titterton	Accelerated RSUs(4)	--	$677,516	--	$677,516	$677,516
	Accelerated PRUs(4)	--	$992,273	--	--	$992,273
	Severance(5)	--	--	--	$1,330,000	$1,330,000

(1)

Amounts represented in the table do not include stock option awards, restricted stock units or performance-based restricted units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage, or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on December 30, 2019.

(2)	Assumes that the RSUs and PRUs are not assumed by the acquiring entity in connection with the change in control.

TTM TECHNOLOGIES, INC.	47

(3)	Assumes that the RSUs and PRUs are assumed by the acquiring entity in connection with a change in control.
(4)	The amount listed for accelerated RSUs and PRUs is based on the closing price of our common stock on December 30, 2019.
(5)

The amount listed is calculated with the formula described above using an annual target bonus of 125% of base salary for Mr. Edman and 80% of base salary for each of Messrs. Schull, Soder and 75% of base salary for each of Messrs. Barber and Titterton, for fiscal year 2019, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in the Severance Agreements.

CEO Pay Ratio

In determining the CEO pay ratio for the Company, it is important to note that the Company has approximately 25,700 total employees around the world, approximately 19,100 of such employees reside in the People’s Republic of China with pay that is generally lower than the pay of our North American based employees.

China v. Worldwide Employees

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our president and CEO for 2019:

•

The total annual compensation of the employee identified at median of our company (other than our CEO), was $9,849 using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) under the Securities Act of 1933.

•

The total annual compensation of our CEO was calculated to be $1,956,142, using the same definition of total annual compensation described above, as disclosed in the Summary Compensation Table on page 41.

•	The ratio of the annual total compensation of our president and CEO to the total annual compensation of our median employee was estimated to be 199 to 1.

We used the following methodology and the material assumptions, adjustments, and estimates to identify the median employee and determine our median employee’s total annual compensation:

•	We included all of our full-time, part-time, seasonal and temporary workers employed on December 30, 2019 to determine our employee population.
•

To identify the median employee, we used a consistently applied compensation measure consisting of base salary and other guaranteed pay through December 31, 2019, including overtime, allowances and bonus payments that will occur in Q1 2020 (for 2019 performance). We believe these pay components reasonably reflect the annual compensation of our employees.

The same median employee from 2017 and 2018 was also used for the 2019 calculations for consistency.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee, and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

TTM TECHNOLOGIES, INC.	48

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2000 Equity Compensation Plan, our 2006 Incentive Compensation Plan, and our TTM Technologies, Inc. 2014 Incentive Compensation Plan as of December 30, 2019.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	3,975,116	$13.10	2,288,127
Equity Compensation Plans Not Approved by Stockholders	--	--	--

Total	3,975,116	$13.10	2,288,127

(1)	Includes 3,875,116 RSUs and PRUs.
(2)	The weighted average exercise price does not take into account the 3,875,116 RSUs and PRUs.

TTM TECHNOLOGIES, INC.	49

PROPOSAL TWO – APPROVAL OF PROPOSED AMENDMENT TO

THE 2014 INCENTIVE COMPENSATION PLAN

On March 5, 2020, our board of directors unanimously approved an amendment (the “Plan Amendment”) to the 2014 TTM TECHNOLOGIES, INC. 2014 Incentive Compensation Plan (the “2014 Plan”), and directed the submission of the Plan Amendment for approval by the Company’s stockholders at the Annual Meeting.

If approved by our stockholders, the Plan Amendment would increase the total number of shares reserved and available for issuance under the 2014 Plan from 9,000,000 to 14,500,000, plus any shares of our common stock still available for delivery under the TTM Technologies, Inc. 2006 Incentive Compensation Plan (the “Prior Plan”).

The board of directors considers the proposed increase in the number of shares of Common Stock available for issuance under the 2014 Plan desirable because it will help ensure the board of directors continues to have the flexibility to issue equity awards in order to attract and retain employees, non-employee directors, and consultants of the Company and our affiliates. The board of directors and management believe that, assuming adoption of the 2014 Plan Amendment, the authorized amount will be sufficient for the Company’s equity compensation needs for the next three to four years. As of December 30, 2019, a total of 3,975,116 shares had been reserved under the 2014 Plan and the Prior Plan for awards previously granted to the Company’s employees, non-employee directors, and consultants, and an additional 2,288,127 shares remained available for award at such date.

Set forth below is a summary of the principal provisions of the 2014 Plan, as amended by the Plan Amendment. The summary is qualified by reference to the full text of the Plan Amendment and the 2014 Plan. The Plan Amendment is attached as Annex B. Terms that are capitalized, but not defined, have the specific meaning provided in the 2014 Plan, as amended.

The 2014 Plan reflects several best practices in equity compensation including:

•	Awards are subject to a one-year minimum vesting provision

•	Awards do not vest solely on account of a change-in-control (requires a qualifying termination following a change-in-control).

•	No re-pricing of stock options or SARs.

•	No discounted stock options or SARs.

•	Awards are subject to forfeiture and clawback provisions.

•	The 2014 Plan includes an annual limit on director pay.

•	Executives are required to comply with significant stock ownership guidelines.

•	The 2014 Plan prohibits hedging and pledging in company stock.

Purpose

The purpose of the 2014 Plan is to assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expand their maximum efforts in the creation of stockholder value.

Administration

The 2014 Plan is administered by the compensation committee (and subject to the limitations imposed by Section 3(b) of the 2014 Plan, in which case the 2014 Plan shall be administered by only those members of the board of directors who are Independent members of the board of directors). The committee has full and final authority, subject to and consistent with the provisions of the 2014 Plan, to select Eligible Persons to become Participants, grant Awards,

TTM TECHNOLOGIES, INC.	50

determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements and rules and regulations for the administration of the 2014 Plan, construe and interpret the 2014 Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2014 Plan.

Shares Available for Awards; Limitations

If any shares of our common stock subject to an award under the 2014 Plan, or after the Effective Date under the Prior Plan, are forfeited, expire or otherwise terminate without issuance of such shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2014 Plan.

In the event that any option or other award granted under the 2014 Plan, or after the Effective Date under the Prior Plan, is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by us, then only the number of shares of our common stock issued net of the shares tendered or withheld will be counted for purposes of determining the maximum number of shares available for grant under the 2014 Plan.

Substitute awards will not reduce the shares of our common stock authorized for delivery under the 2014 Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2014 Plan and will not reduce the shares authorized for delivery under the 2014 Plan, provided, that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of us or our subsidiaries prior to such acquisition or combination.

Subject to the terms and provisions of the 2014 Plan, in any fiscal year no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $500,000 in the aggregate.

Eligibility and Participation

Individuals eligible to participate in the 2014 Plan include each officer, Director, Employee or Consultant of the Company or any Related Entity. Subject to the provisions of the 2014 Plan, the Committee may, from time to time, in its sole discretion select from among eligible Employees, non-Employee Directors, and Consultants, those to whom awards shall be granted under the 2014 Plan, and shall determine in its discretion the nature, terms, conditions, and amount of each award. In 2019, there were approximately 26,000 persons eligible to be Participants.

Duration of the 2014 Plan

The 2014 Plan was adopted by our Board, and approved by our stockholders, at our annual meeting held on April 23, 2014 and became effective on such date. The 2014 Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the 2014 Plan, (b) termination of the 2014 Plan by the Board, or (c) the tenth anniversary of the Effective Date.    Awards outstanding upon expiration of the 2014 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Types of Awards

Options: Subject to the terms and provisions of the 2014 Plan, Options may be granted to Participants as determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the

TTM TECHNOLOGIES, INC.	51

Option. Incentive Stock Option Awards may be granted to Participants as determined by the Committee, provided that such exercise price shall not be less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

Pursuant to and governed by the terms of the 2014 Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (b) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.

The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

Stock Appreciation Rights: The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the 2014 Plan or at any subsequent time during the term of such Option or (a “Tandem SAR”), or without regard to any Option (a “Freestanding SAR”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the 2014 Plan. Such Stock Appreciation Rights are subject to the conditions and provisions of the 2014 Plan. Any exercise price will not be less than the fair market value.

Restricted Stock Awards: Subject to the terms and provisions of the 2014 Plan, the Committee is authorized to grant Restricted Stock Awards to any Eligible Person. The terms of any Restricted Stock Award granted under the 2014 Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the 2014 Plan. During the period that the Restricted Stock Award is subject to a risk of forfeiture, and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

Restricted Stock Unit Awards: Subject to the terms and provisions of the 2014 Plan, the Committee, at any time and from time to time, may grant Restricted Stock Unit Awards to Participants in such amounts and upon such terms as the Committee shall determine. A Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for Restricted Stock Unit Award by the Committee or, if permitted by the Committee as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). Restricted Stock Unit Awards may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit carries no voting or dividend or other rights associated with share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Ward), the Participant’s Restricted Stock Unit Award that has not lapsed or otherwise been satisfied shall be forfeited. Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the 2014 Plan, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be either (A) paid with respect to such Restricted Stock Unit Award at the dividend payment date, deferred or deferred at the election of the Participant.

Bonus Stock & Awards in Lieu: The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the 2014 Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remain within the discretion of the Committee.

TTM TECHNOLOGIES, INC.	52

Dividend Equivalents: The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of shares or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.

Performance Awards: Subject to the terms and conditions of the 2014 Plan, the Committee, at any time and from time to time, may grant performance shares or performance units to Participants in such amounts and upon such terms as the Committee shall determine. Each performance share shall have an initial value equal to the fair market value of a share of Common Stock on the date of grant. Each performance unit shall have an initial value that is established by the Committee at the time of grant which may be less than, equal to, or greater than the fair market value of a share of Common Stock. The Committee shall set performance criteria for a performance period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the award agreement, the value or number of each performance share or performance unit that will be paid to the Participant.

Subject to the terms of the 2014 Plan, the Committee, in its sole discretion, may pay earned performance shares or performance units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned performance shares or performance units, as applicable, at the end of the applicable performance period. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee. The Committee shall determine whether Participants holding performance shares will receive dividend equivalents with respect to dividends declared with respect to the performance shares.

Other Stock-Based Awards: The Committee is authorized, subject to limitations under applicable law, to grant any Eligible Person such other Awards that may be denominated or payable to, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the 2014 Plan.    Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the 2014 Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards under the 2014 Plan. The Committee shall determine the terms and conditions of such Awards. Such awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

Performance Measures: Notwithstanding any other terms of the 2014 Plan, the Committee, and not the Board shall exercise sole and exclusive discretion with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify.

Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of any award, or payment in settlement or exercise of any award, provided that any such deferral must comply with the applicable requirements of Section 409A of the Internal Revenue Code.

Nonqualified Stock Options: The grant of a nonqualified stock option will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary taxable income, and we will be entitled to a deduction, equal to the difference between the stock option price and the fair market value of the shares of Common Stock acquired at the time of exercise, except that deductions for all awards to 162(m) covered employees are subject to 162(m) limits.

Stock Appreciation Rights: The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to us or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of Common Stock received will constitute ordinary taxable income to the grantee. We will be entitled to a deduction in the same amount and at the same time.

Restricted Stock: A grantee normally will not recognize taxable income upon an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of Common Stock at that time, plus the amount of any dividends and interest thereon to which the grantee then becomes entitled. However, a grantee may elect

TTM TECHNOLOGIES, INC.	53

to recognize ordinary taxable income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the grantee recognizes income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Restricted Stock Units, Performance Shares and Performance Units: The grant of a restricted stock unit, performance share or performance unit will not result in any immediate tax consequences to us or the grantee. Upon payment of a restricted stock unit, performance share or performance unit, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares of Common Stock or cash received at that time. We will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Payouts of Performance Compensation Awards: The designation of an award of restricted stock or performance shares or the grant of a restricted stock unit or a performance unit as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant.    Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. The amount of the withholding will generally be determined with reference to the closing price of the shares of Common Stock as reported on the NASDAQ Capital Market on the date of determination.

The discussion set forth above is intended only as a summary and does not purport to be a complete enunciation or analysis of all potential tax consequences relevant to recipients of awards under the 2014 Plan. We have not undertaken to discuss the tax treatment of awards under the 2014 Plan in connection with a merger, consolidation, or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

Minimum Vesting Period

All awards granted under the 2014 Plan shall have a minimum vesting period that shall not be less than one year from the date of the grant of the Award.

Change of Control

Accelerated Vesting and Payment: Subject to the provisions of the 2014 Plan or as otherwise provided in the award agreement, in the event of a change of control, unless otherwise specifically prohibited under law or by the rules and regulations of a national securities exchange or market on which the shares are listed or traded:

•	Any and all stock options and SARs granted may be accelerated to become immediately exercisable in full;

•	Any period of restriction and other restrictions imposed on restricted stock or restricted stock units shall lapse, and restricted stock units may be deemed fully vested and payable; and

•

With respect to any outstanding Award subject to achievement of performance goals and conditions under the 2014 Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change of Control).

Compliance with Section 409A of the Internal Revenue Code: The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”) and the provisions of the Section 409A Plan applicable to that Award shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the 2014 Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements: (i) payments may be made only upon (a) six months following the Participant’s separation from service, (b) the date the Participant becomes “disabled”, (c) the Participant’s death, (d) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation; or a “change in the ownership or effective control of the corporation, or in the ownership of a substantial

TTM TECHNOLOGIES, INC.	54

portion of the assets” of the Company, or (f) the occurrence of an “unforeseeable emergency.” The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service.

Amendment, Modification, Suspension, and Termination

The board may amend, alter, suspend, discontinue or terminate the 2014 Plan, or the Committee’s authority to grant Awards under the 2014 Plan, without the consent of stockholders or Participants, subject to the conditions and provisions of the 2014 Plan.

Adjustment of Awards

The board may not amend, alter, suspend, discontinue or terminate the terms and conditions of an Award Agreement, as otherwise permitted by the 2014 Plan or Award Agreement, without the consent of an affected Participant. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the 2014 Plan; provided that, except as otherwise permitted by the 2014 Plan or Award Agreement, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under terms of such Award. No such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award.

Clawback of Benefits

Subject to the terms and conditions of the 2014 Plan and any Award Agreement, the Company may (A) cause the cancellation of any Award, (b) requirement reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under the 2014 Plan or otherwise in accordance with the Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under the 2014 Plan or an Award Agreement or otherwise,

Tax Matters

The following is a brief summary of certain federal income tax consequences of certain transactions under the 2014 Plan under current laws and regulations. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Stock Options: The grant of an incentive stock option will not result in any immediate tax consequences to us or the optionee. An optionee will not recognize taxable income, and we will not be entitled to any deduction upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of Common Stock acquired over the stock option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of Common Stock acquired within one year after their receipt (and within two years after the stock option was granted), gain or loss recognized on the subsequent disposition of the shares of Common Stock will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize ordinary taxable income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of exercise over the stock option price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain recognized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the optionee recognizes such ordinary taxable income.

New Plan Benefits

No determination has been made with respect to the grant of any awards of the additional shares of Common Stock available for issuance under the 2014 Plan upon the adoption of the Plan Amendment. In addition, the benefits or amounts which would have been received by Participants in the last completed fiscal year, if the Plan Amendment had been in

TTM TECHNOLOGIES, INC.	55

effect, are not determinable. Please see the Grants of Plan-Based Awards Table and the Outstanding Equity Awards Table on pages 43 and 44, respectively, for information about awards made to our named executive officers in the last year and currently held awards from prior years.

Vote Required for Approval

Approval of Proposal Two will require the affirmative vote of a majority of the votes cast by the holders of our Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Broker non-votes and abstentions will not count as votes in favor of or against the proposal and will have no effect on the vote total for the proposal.

Our board of directors recommends that stockholders vote “FOR” the Proposed Amendment to the company’s 2014 Plan.

PROPOSAL THREE – ADVISORY VOTE APPROVING

NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to provide an advisory, non-binding vote to approve the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the non-binding resolution below.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program, which is established by our compensation committee and board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.

We are asking our stockholders to indicate their support for our named executive officer compensation. We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

At our 2019 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2018 proxy statement. Approximately 98.8% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval. Based in part on the overwhelming approval of the compensation paid to our executives for 2018, the Company continued its compensation structure for its executives for fiscal year 2019.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Our board of directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the following advisory resolution, which will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related matters.”

You may vote “for” or “against” the foregoing resolution, or you may “abstain.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement.

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While the advisory vote is non-binding, the compensation committee and our board of directors will review the results of the vote and take the concerns of our stockholders into account in future determinations concerning our executive compensation program. Our board of directors therefore recommends that you indicate your support for the compensation policies and procedures for our named executive officers, as outlined in the above resolution.

PROPOSAL FOUR –

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to providing our stockholders with the opportunity to cast an advisory vote on named executive officer compensation, we are also seeking an advisory, non-binding vote on how frequently the advisory vote on named executive officer compensation should be presented to stockholders, as required by SEC rules. Stockholders may vote to have the advisory vote on named executive compensation held every year, every two years, or every three years, or stockholders may abstain from voting on this proposal. Accordingly, the following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders wish the Company to include an advisory vote on the compensation of the named executive officers every one, two, or three years, whichever receives the highest number of votes cast with respect to this resolution.”

After careful consideration of this proposal, our board of directors recommends that you vote to select a frequency of ONE year, or an annual vote, to hold an advisory vote on the compensation of our named executive officers.

Our board of directors has determined that holding an advisory vote on the compensation of our named executive officers every year is the best approach for us. An annual vote on executive compensation will allow our stockholders to provide input as the compensation committee reviews our compensation philosophy, policies and practices. Even though our executive compensation program is designed to support long-term value creation, our compensation committee reviews the compensation program every year. An annual stockholder vote allows our stockholders to provide us with direct and immediate feedback regarding the compensation program, and enables our compensation committee to evaluate any changes in stockholder sentiment as it conducts its regular compensation review.

We recognize that stockholders may have different views as to the best approach for our Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on executive compensation.

While the advisory vote is non-binding, our board of directors will review the results of the vote and consider our stockholders’ concerns when determining how often to include a Say-on-Pay proposal in our proxy materials. We currently intend to provide a Say-on-Pay proposal every year.

PROPOSAL FIVE –

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Current independent registered public accounting firm

We have appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2020 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

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Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by KPMG LLP during the fiscal years ended December 30, 2019 and December 31, 2018:

	2019	2018
Audit fees	$3,960,700	$4,216,150
Audit-related fees	--	--
Tax fees	$225,000	$412,500
All other fees	--	$550,000

Total	$4,185,700	$5,178,650

“Audit fees” include fees paid for the audits of our consolidated financial statements and of internal control over financial reporting included in our Annual Report on Form 10-K, selected statutory audits, and reviews of interim financial statements included in Form 10-Q.

“Tax fees” includes fees paid for assistance provided with respect to tax matters associated with research and development, transfer price studies and federal and state returns.

“All other fees” includes fees paid for the Company’s business development activities in 2018.

Pre-Approval Policy for Independent Registered Public Accounting Firm’s Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accounting firm. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our Company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2020.

In the event of a negative stockholder vote on the ratification of KPMG LLP as our independent registered public accounting firm, our audit committee will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Mr. Franklin, Ms. England and Dr. Zakheim are independent directors, as defined by NASDAQ Marketplace Rule 5605(a)(2), and that Mr. Franklin and Dr. Zakheim both qualify as “audit committee financial experts.”

The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

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Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2019 consolidated financial statements, KPMG LLP, was responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our Company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the internal controls of our Company, and the overall quality of our financial reporting. Our audit committee held four meetings during the fiscal year ended December 30, 2019.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2019 for filing with the SEC.

Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ.

This report has been furnished by our audit committee to our board of directors.

Philip G. Franklin, Chairman

Julie S. England

Dov S. Zakheim

Dated March 6, 2020

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the fiscal year ended December 30, 2019, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, nominees for director, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Certain affiliates of our Chinese subsidiaries engage in transactions with companies that have relationships with certain members of our board of directors, as described below.

Supply Arrangements with Affiliates of Related Parties

From time to time certain of our Chinese subsidiaries purchase laminate and prepreg from Suzhou Shengyi Sci Tech Co., Ltd. (“SSST”) and Shengyi Technology Co., Ltd. (“Sytech”). Approximately 15.8% of Sytech is owned indirectly by Top Mix Investments Limited, a company controlled by the Estate of Mr. Tang Hsiang Chien, the deceased father of our director, Mr. Tang Chung Yen (Tom Tang). SSST is 75% owned by Sytech and 25% owned indirectly by Top Mix Investments Limited. We had total purchases from SSST and Sytech of $33.7 million in 2019.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2019 ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our Annual Report on Form 10-K for 2019 available to stockholders electronically via the Internet on our website at www.ttm.com/stockholdersmeeting. On or about March 27, 2020, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our Company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at www.ttm.com/stockholdersmeeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our Annual Report on Form 10-K for 2019, available on our website at www.ttm.com, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2021 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 200 East Sandpointe,

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Suite 400, Santa Ana, California 92707. Any such proposal must be received by the Company no later than 5:00 p.m. Pacific Time, November 21, 2020, which is 120 calendar days prior to the anniversary of this year’s mailing date, unless the date of our 2020 annual meeting is changed by more than 30 days from May 7, 2020, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2021 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 6, 2021) nor more than 120 days (January 7, 2021) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our Company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the 2021 meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 6, 2021) and not more than 120 days (January 7, 2021) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2020 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors
Santa Ana, California
March 27, 2020	Daniel J. Weber, Secretary

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ANNEX A

RECONCILIATIONS1

	Fourth Quarter		Third Quarter	Full Year
	2019	2018	2019	2019	2018
Non-GAAP gross profit reconciliation[2]:
GAAP gross profit	$124,549	$122,632	$103,834	$401,683	$457,034
Add back item:
Inventory markup	-	-	-	-	4,900
Amortization of definite-lived intangibles	1,283	1,180	1,180	4,822	3,345
Stock-based compensation	942	766	941	3,158	2,898

Non-GAAP gross profit	$126,774	$124,578	$105,955	$409,663	$468,177

Non-GAAP gross margin	17.6%	17.5%	14.8%	15.2%	16.4%

Non-GAAP operating income reconciliation[3]:
GAAP operating income	$49,426	$42,800	$36,361	$120,121	$159,085
Add back items:
Amortization of definite-lived intangibles	11,489	18,902	11,355	53,296	63,026
Stock-based compensation	4,626	5,733	4,662	16,816	20,681
(Gain) on sale of assets	(66)	-	-	(66)	-
Inventory markup	-	-	-	-	4,900
Restructuring, acquisition-related, and other charges	6,856	6,104	1,573	13,883	18,797

Non-GAAP operating income	$72,331	$73,539	$53,951	$204,050	$266,489

Non-GAAP operating margin	10.1%	10.3%	7.5%	7.6%	9.4%

Non-GAAP net income and EPS reconciliation[4]:
GAAP net income	$25,259	$52,482	$15,870	$41,301	$173,584
Add back items:
Amortization of definite-lived intangibles	11,489	18,902	11,355	53,296	63,026
Stock-based compensation	4,626	5,733	4,662	16,816	20,681
Non-cash interest expense	3,501	4,384	3,452	14,288	14,783
(Gain) on sale of assets	(186)	-	(251)	(3,743)	-
Inventory markup	-	-	-	-	4,900
Restructuring, acquisition-related, and other charges	6,856	6,104	1,573	13,883	19,339
Income taxes[5]	(7,623)	(32,614)	2,237	(15,325)	(105,916)

Non-GAAP net income	$43,922	$54,991	$38,898	$120,516	$190,397

Non-GAAP earnings per diluted share	$0.41	$0.52	$0.37	$1.13	$1.76

Non-GAAP diluted number of shares[6]:
Diluted shares	133,073	131,533	132,412	106,332	134,036
Dilutive effect of convertible debt	(25,938)	(25,939)	(25,938)	-	(25,939)

Non-GAAP diluted number of shares	107,135	105,594	106,474	106,332	108,097

Adjusted EBITDA reconciliation[7]:
GAAP net income	$25,259	$52,482	$15,870	$41,301	$173,584
Add back items:
Income tax provision (benefit)	1,140	(29,858)	8,049	4,883	(83,816)
Interest expense	20,107	22,533	20,568	83,234	78,958
Amortization of definite-lived intangibles	11,489	18,902	11,355	53,296	63,026
Depreciation expense	42,018	41,543	41,719	166,574	162,708
Stock-based compensation	4,626	5,733	4,662	16,816	20,681
(Gain) on sale of assets	(186)	-	(251)	(3,743)	-
Inventory markup	-	-	-	-	4,900
Restructuring, acquisition-related, and other charges	6,856	6,104	1,573	13,883	18,797

Adjusted EBITDA	$111,309	$117,439	$103,545	$376,244	$438,838

Adjusted EBITDA margin	15.5%	16.5%	14.4%	14.0%	15.4%

Free cash flow reconciliation:
Operating cash flow	130,148	151,768	58,742	311,937	273,138
Capital expenditures, net	(46,982)	(33,671)	(25,803)	(135,972)	(149,796)

Free cash flow	$83,166	$118,097	$32,939	$175,965	$123,342

TTM TECHNOLOGIES, INC.	A-1

1 This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations.

2 Non-GAAP gross profit and gross margin measures exclude amortization of intangibles, stock-based compensation expense and inventory markup.

3 Non-GAAP operating income and operating margin measures exclude amortization of intangibles, stock-based compensation expense, gain on sale of assets, inventory markup, acquisition-related costs, restructuring and other charges.

4 This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures – which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), gain on sale of assets, inventory markup, acquisition-related costs, restructuring and other charges as well as the associated tax impact of these charges and discrete tax items – provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

5 Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate.

6 Non-GAAP diluted number of shares used in computing non-GAAP earnings per share excludes the dilutive effect of convertible debt.

7 Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization of intangibles, stock-based compensation expense, gain on sale of assets, inventory markup, acquisition-related costs, restructuring and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

TTM TECHNOLOGIES, INC.	A-2

ANNEX B

AMENDMENT TO THE

TTM TECHNOLOGIES, INC.

2014 INCENTIVE COMPENSATION PLAN

WHEREAS, the Board of Directors unanimously approved the following amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”) and directed the submission of the amendment for approval by the Company’s stockholders at the 2020 Annual Meeting; and

WHEREAS, the stockholders approved the amendment of the 2014 Plan at the 2020 Annual Meeting held on May 7, 2020.

NOW, THEREFORE, BE IT RESOLVED THAT the 2014 Plan is amended as follows:

1.	Section 4(a) of the 2014 Plan is hereby amended to read as follows:

(a)

Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to (i) 14,500,000, plus (ii) any Shares remaining available for delivery under the Prior Plan on the Effective Date of the Plan. Any shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Dated: , 2020

TTM TECHNOLOGIES, INC.

By:
[Daniel J. Weber, Secretary]

TTM TECHNOLOGIES, INC.	A-3

0 14475 TTM TECHNOLOGIES, INC. 200 East Sandpointe, Suite 400 Santa Ana, CA 92707 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Daniel J. Weber as proxy, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 9, 2020, at the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 200 East Sandpointe, Suite 400, Santa Ana, CA 92707 at 8:30 a.m., local time on May 7, 2020, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. 1.1

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect Kenton K. Alder, Julie S. England and Philip G. Franklin as class II directors. O Kenton K. Alder O Julie S. England O Philip G. Franklin FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF TTM TECHNOLOGIES, INC. May 7, 2020 INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EDT the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Annual Meeting. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES, “FOR” PROPOSALS 2, 3, AND 5 AND FOR “ONE YEAR” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20330304030000000000 9 050720 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, and Annual Report are available at https://investors.ttm.com/2020-annual-stockholders-meeting 2. To approve a proposed amendment to the TTM Technologies, Inc. 2014 Incentive Compensation Plan. 3. Advisory vote on the compensation of our named executive officers. 4. To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers. 5. The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 28, 2020. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES, “FOR” PROPOSALS 2, 3, AND 5 AND FOR “ONE YEAR” ON PROPOSAL 4. FOR AGAINST ABSTAIN 2 1 YEAR YEARS 3 YEARS ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN